UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Commission File No. 333-238326

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FARMHOUSE, INC.
(Exact name of Registrant as specified in its charter)

Jurisdiction of Incorporation	Primary SIC Code	IRS Employer ID
Nevada	7389	47-4145514

Principal Executive Offices:
548 Market Street Suite 90355
San Francisco, CA 94104
Telephone: (415) 890-6121

Registered Agent:
Keystone Law Office, LLC
10161 Park Run Drive, Suite 150
Las Vegas, NV 89145

With copies to:
Kline Law Group
Scott Kline
15615 Alton Pkwy, Suite 450
Irvine, CA 92618
Telephone: (949) 271-6355

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

GHS Investments LLC (“GHS”) has committed to purchase shares of our common stock pursuant to an equity financing agreement and may resell such shares to the public from time to time. As a result of its participation in the offering contemplated by this prospectus, GHS is deemed to be an ‘underwriter’ within the meaning of Section 2(a)(11) of the Securities Act of 1933 with respect to such shares.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), check the following box: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c), check the following box: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing pursuant to Rule 462(e), check the following box: ☐

If an emerging-growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial-accounting standards provided pursuant to Section 7(a)(2)(B) of the Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Registration Fee
Common Stock, $0.001 par value	80,500,000	$0.25	$20,125,000	$2,970

(1)The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and does not represent the actual offering price. The shares covered by this registration statement may be sold at prices determined by reference to prevailing market prices or pursuant to the Equity Financing Agreement described in this prospectus.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company ☒

SUBJECT TO COMPLETION, DATED JANUARY 16, 2026

PROSPECTUS

FARMHOUSE, INC.
Up to 80,500,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 80,500,000 shares of our common stock by GHS Investments, LLC

(“GHS” or the “Selling Stockholder”). The shares consist of (1) 500,000 commitment shares we issued to GHS upon execution of our Equity Financing Agreement dated November 5, 2025 and (2) shares that we may sell to GHS from time to time under that agreement for aggregate gross proceeds of up to $20,000,000. We will not receive any proceeds from the resale of shares by GHS. However, we will receive proceeds from our sale of shares to GHS under the facility.

Our common stock trades on the OTC Pink Market under the symbol FMHS. On January 7, 2026, the closing price was $ 0.25 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the sub-section titled “Emerging Growth Company Status” in the Prospectus Summary section of this prospectus.

Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 15 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2026

PART I – INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

Farmhouse, Inc. (“Farmhouse,” the “Company,” “we,” “our,” or “us”) was incorporated in Nevada in 2014. We operate as a development-stage digital asset and lifestyle holding company. Historically, our operations centered on brand licensing and bringing products to market alongside and in partnership with Intellectual Property Holders. Since 2024, we have expanded our operations to include a Digital Asset Treasury (“DAT”) model, which seeks to hold and manage Bitcoin and other digital assets as long-term treasury reserves and to identify investment and acquisition targets within the blockchain and financial technology ecosystems.

Recent Developments

●Formation of Farmhouse Treasury LLC. On September 19, 2025, we formed Farmhouse Treasury LLC, a Nevada limited liability company, to serve as our wholly owned subsidiary responsible for digital asset treasury management.

●GHS Equity Financing Agreement. On November 5, 2025, we executed a Common Stock Purchase Agreement with GHS Investments, LLC providing us with the right to sell up to $20 million of our common stock over a 24-month period following the effective date of this Registration Statement.

●Convertible Note Financings. During 2025 we issued a series of convertible promissory notes aggregating approximately $400,000 in gross proceeds to accredited investors. All such notes bear interest at 10 to 15 percent and mature within three years. These securities are not included in this registration statement.

●Termination of Ledgewood Term Sheet. On October 10, 2025, our Board terminated a non-binding term sheet for the acquisition of Ledgewood Holdings, LLC to concentrate on the DAT initiative.

●Management Continuity. Evan Horowitz continues as Chief Executive Officer and Michael Landau as Chief Financial Officer and Secretary. Leslie Katz serves as independent director.

Strategic Focus

Our strategy is to build shareholder value by (1) holding Bitcoin and Gold as long-term treasury reserves, (2) leveraging our public company platform to acquire profitable digital and financial technology businesses, and (3) creating a brand ecosystem linking digital asset ownership with lifestyle and consumer brands.

We believe our Digital Asset Treasury model aligns Farmhouse Treasury with the broader trend of corporate balance-sheet allocation to Bitcoin and offers potential inflation hedging and capital appreciation over time. Management believes that the value of U.S dollars will continue to be affected by debasement via persistent inflation, and that the accumulation of Bitcoin and Gold onto the Farmhouse Treasury balance sheet will benefit shareholders by storing value in assets that may benefit from being alternatives to the U.S. dollar. Farmhouse Treasury will utilize institutional grade custody which includes insurance in order to manage the risk of loss of assets due to self-custody risks such as wallet access and so-called “wrench attacks”. The combination of Bitcoin and Gold is a strategy that combines two scarce assets into one basket which provides a unique opportunity for investors to gain exposure to Bitcoin and Gold while maintaining the transparency that our audited public company infrastructure adds to the structure.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our plans, objectives, expectations, assumptions, estimates, projections, and beliefs concerning future events or performance.

Forward-looking statements are based on management’s current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results may differ materially from those expressed or implied by these forward-looking statements.

Important factors that could cause actual results to differ materially include, among others, the risks and uncertainties described under the heading “Risk Factors” and elsewhere in this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

THE OFFERING

●Issuer: Farmhouse, Inc., a Nevada corporation.

●Securities offered: Common stock to be resold by the Selling Stockholder.

●Common stock outstanding before offering: 18,925,950 shares (as of January 7, 2026).

●Common stock to be registered for resale: Up to 80,500,000 shares.

●Use of Proceeds: We intend to use the proceeds from sales to GHS for working capital and investment in digital assets consistent with our Digital Asset Treasury (DAT) strategy.

●Risk Factors: Investing in our stock involves significant risks. See “Risk Factors.”

●Transfer Agent: Securities Transfer Corporation.

●Auditor: Mac Accounting Group & CPAs, LLP, independent registered public accountants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all other information contained or incorporated by reference in this prospectus, before deciding whether to invest in our common stock.
If any of the following risks actually occur, our business, financial condition, results of operations, or the value of our common stock could be materially adversely affected. In such case, you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS, STRATEGY, AND OPERATING HISTORY

1.We have incurred recurring losses and have a working capital deficit. Our auditors have expressed substantial doubt about our ability to continue as a going concern.

We have generated only limited revenues and have incurred recurring net losses since inception. As of September 30, 2025, we had a working capital deficit of approximately $2.1 million and an accumulated deficit of approximately $6.95 million. Our independent auditors included an explanatory paragraph in their report expressing substantial doubt about our ability to continue as a going concern. Unless we generate significant revenues or raise additional capital, we may be forced to curtail or cease operations entirely.

2.We depend on our executive officers for strategic direction and management. Loss of key personnel could impede our development.

Our success depends heavily on the continued services and skills of Evan Horowitz, our Chief Executive Officer, and Michael Landau, our Chief Technical Officer. The loss of either individual, or the inability to attract and retain additional qualified personnel, would likely delay or prevent the achievement of our business objectives. We do not currently maintain key-person life insurance on any executive.

3.Our operations are in the early stages of development, and we may never achieve or maintain profitability.

We are in the process of implementing a new strategic direction centered on digital-asset treasury management. We have limited operating history in this field, and our revenue sources are not yet established. Our ability to achieve profitability depends on our success in executing our Digital Asset Treasury strategy and accessing capital on favorable terms, neither of which can be assured.

4.Our Digital Asset Treasury (“DAT”) strategy is unproven and subject to extreme market volatility.

Our business model depends on holding and managing digital assets such as Bitcoin. Digital-asset prices have historically been highly volatile, influenced by speculative trading, macroeconomic conditions, and regulatory actions. A significant decline in the market price of Bitcoin or other holdings could materially reduce the value of our assets, impair our balance sheet, and make it more difficult to raise capital.

5.We could be deemed an investment company under the Investment Company Act of 1940, which would require us to fundamentally change our operations

The Company’s Digital Asset Treasury (“DAT”) strategy is intended to function as a corporate treasury management activity and not as an investment business. Farmhouse does not hold itself out as an investment company, broker-dealer, investment adviser, or asset manager, and does not intend to engage in the business of investing, reinvesting, owning, holding, or trading securities for the purpose of generating investment returns.

The Company’s digital asset holdings are intended to be maintained as long-term treasury reserves, similar in purpose to cash, cash equivalents, or other non-operating reserve assets, and not as part of a trading, speculative, or portfolio-management strategy. The Company does not intend to generate revenue through trading activities, asset management fees, investment advisory services, or short-term appreciation of digital assets.

In addition, the Company intends to structure its operations and asset composition so that it does not meet the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Management monitors the composition of the Company’s assets and activities with the intent of remaining outside the scope of the Investment Company Act, including by maintaining operating activities, overhead, and strategic initiatives beyond passive asset ownership.

There can be no assurance, however, that regulatory interpretations will not evolve or that the Company’s activities will not be deemed subject to additional regulation in the future. See “Business – Digital Asset Treasury Strategy and Investment Company Act Considerations.”

RISKS RELATED TO OUR DIGITAL ASSET TREASURY STRATEGY AND DIGITAL ASSETS

6.Our digital-asset activities are subject to extreme market volatility.

In addition to treasury-level exposure, our digital-asset activities are subject to extreme market volatility.

7.We rely on third-party service providers for custody, security, and compliance, and failures by these providers could result in loss of assets.

We expect to engage independent third parties to provide digital-asset custody and related services. If a custodian experiences a cybersecurity incident, insolvency, or operational failure, our digital assets could be inaccessible, lost, or stolen. Because such losses may not be insured or recoverable, our financial position could be materially harmed.

8.Our digital-asset activities are subject to an evolving and uncertain regulatory environment.

Digital assets and blockchain technologies are the subject of rapidly changing laws and regulations in the United States and abroad. The SEC, CFTC, FinCEN, IRS, and state regulators have each asserted jurisdiction over aspects of the digital-asset market. Changes in regulatory interpretation or enforcement could limit our ability to hold or transact in certain digital assets, require registration or licensing, or result in fines or penalties.

9.Digital assets we hold could be classified as securities, subjecting us to additional regulation.

If Bitcoin or any other digital asset we hold were determined by the SEC or a court to be a security, we could be deemed an unregistered investment company or broker-dealer, requiring significant changes to our operations or registration under the Investment Company Act or other laws. Compliance could be costly and time-consuming or may render our business model impracticable.

10.We are subject to cybersecurity and technology risks inherent in holding digital assets.

Digital-asset networks rely on cryptographic protocols that may be vulnerable to exploitation. Hacks, phishing, malware, or loss of private keys could result in the permanent loss of assets. Cyberattacks on exchanges, wallets, or custodians have occurred historically and may occur again. Any such loss would directly impair our balance sheet and reputation.

11.Insurance coverage for digital-asset losses is limited and expensive.

Traditional insurers have been reluctant to underwrite digital-asset risks. We may be unable to obtain adequate insurance against theft, loss, or technological failure. Any uninsured loss could materially affect our financial position.

12.Energy consumption and environmental concerns related to blockchain operations may lead to regulatory or reputational risks.

Bitcoin mining consumes significant energy and has drawn criticism from regulators and environmental groups. Future restrictions on mining or negative publicity about energy use could depress digital-asset prices and indirectly reduce the value of our holdings.

13.The market for digital assets is nascent and subject to unpredictable technological changes.

Blockchain technology is evolving rapidly. Competing protocols, forks, or changes to consensus mechanisms could render certain digital assets obsolete or materially impair their value. If the networks underlying our holdings experience reduced adoption or technical failure, our asset values could decline.

14.The safekeeping and accounting of digital assets present complex technical and audit challenges.

Standards for valuing and auditing digital assets continue to evolve. Disagreements with auditors or regulators over valuation methodology or custody evidence could delay filings or result in qualified opinions, impacting investor confidence and our ability to remain listed on OTC markets.

RISKS RELATED TO OUR EQUITY FINANCING AGREEMENT WITH GHS INVESTMENTS, LLC

15.Our continued operations depend on external financing. We expect to raise additional capital through the GHS facility or other offerings.

We do not currently generate positive cash flow from operations and will rely on external financing to fund working capital. If we are unable to draw under the GHS Equity Financing Agreement or to secure additional financing, we may be unable to continue as a going concern or to execute our business plan.

16.Our ability to raise capital under the GHS Equity Financing Agreement is limited by the trading volume of our common stock.

Although we have entered into a Common Stock Purchase Agreement with GHS Investments, LLC that provides for the potential sale of up to $20 million of our common stock, the amount and timing of any sales under the facility are subject to limitations based on the recent trading volume of our common stock. As a result, the availability of capital under this agreement depends on market liquidity, which has historically been limited.

If trading volume remains low, we may be unable to draw meaningful amounts under the facility or may be unable to access the facility at all. Accordingly, the GHS Equity Financing Agreement may not provide sufficient capital to support our operations, Digital Asset Treasury strategy, or other strategic initiatives.

17.The GHS Equity Financing Agreement does not provide committed funding and may not be available when needed.

The equity financing arrangement with GHS Investments, LLC provides us with the right, but not the obligation, to sell shares of our common stock. The agreement does not guarantee that we will be able to raise capital at any particular time or in any amount.

Our ability to sell shares under the agreement may be constrained by market conditions, pricing limitations, regulatory considerations, or insufficient trading volume. As a result, we cannot assure investors that funds will be available under this facility when required, and we may need to seek alternative sources of financing.

18.Low trading volume may limit our ability to execute our Digital Asset Treasury strategy.

Our Digital Asset Treasury strategy contemplates raising capital periodically to acquire Bitcoin and other digital assets. If trading liquidity in our common stock remains limited, we may be unable to raise sufficient capital to implement this strategy as planned, or we may be required to delay, scale back, or modify our treasury activities.

19.Sales of common stock under the GHS facility may adversely affect our stock price and liquidity.

Any issuance of shares under the GHS Equity Financing Agreement will increase the number of outstanding shares of our common stock and may place downward pressure on our stock price. Anticipation of future issuances may also negatively affect market demand and trading liquidity.

Declines in stock price or liquidity could further limit our ability to access capital under the facility and may adversely affect investor confidence. Because the purchase price under the GHS facility is variable and based on market prices, the actual number of shares issued may be significantly greater than illustrative examples included elsewhere in this prospectus.

20.Equity-line financings of this type have been criticized as potential “death-spiral” arrangements.

Because GHS may profit from short-term trading of our shares, its interests could differ from those of our long-term investors. If GHS sells shares rapidly after each drawdown, downward pressure on the market price could occur, making subsequent financings more dilutive and reducing investor confidence.

21.If we are unable to raise capital through the GHS facility, we may be required to seek alternative financing on less favorable terms.

If we are unable to access sufficient capital under the GHS Equity Financing Agreement due to volume or market constraints, we may need to pursue alternative financing arrangements, including additional equity issuances, debt financings, or strategic transactions. Such alternatives may not be available on acceptable terms, or at all, and could result in increased dilution, higher costs of capital, or additional operational restrictions.

RISKS RELATED TO OUR FINANCIAL CONDITION AND LIQUIDITY

22.We may be unable to satisfy our obligations under convertible notes or other indebtedness.

We have outstanding convertible notes bearing interest of up to 15% per annum. If we fail to make required payments or conversions, we could be in default, potentially triggering acceleration clauses or penalties. Conversion of these notes into equity would further dilute existing stockholders.

RISKS RELATED TO REGULATORY, LEGAL, AND COMPLIANCE MATTERS

23.We are subject to federal and state securities laws and could face enforcement actions if our disclosures are deemed deficient.

As a reporting company, we must comply with extensive SEC disclosure requirements. Any misstatements or omissions could lead to investigations, fines, or civil liability under Sections 11 or 12(a)(2) of the Securities Act or Rule 10b-5 under the Exchange Act.

24.Our internal controls may not be effective, and we lack a formal audit committee.

We are a smaller reporting company with limited accounting staff. While management evaluates internal controls periodically, we have not yet implemented all procedures required under Section 404 of the Sarbanes-Oxley Act. Weaknesses could result in financial-reporting errors and loss of investor confidence.

25.We may be required to register or license as a money-services business or digital-asset custodian.

If regulators determine that our operations constitute money transmission or custody services, we may be required to obtain licenses from FinCEN or state regulators. Licensing could impose significant costs and subject us to additional examinations and reporting obligations.

RISKS RELATED TO OUR COMMON STOCK AND TRADING MARKET

26.Our stock price is volatile and may not reflect the fundamental value of our business.

Our shares trade on the OTC Pink Market, which historically experiences low liquidity and wide bid-ask spreads. Thin trading may amplify price fluctuations unrelated to company fundamentals. Investors may therefore find it difficult to resell shares at or above the purchase price.

27.Our common stock is quoted on the OTC Pink Market, which provides limited liquidity and disclosure requirements.

Trading on the OTC Pink Market does not provide the same liquidity or visibility as exchanges such as Nasdaq. The lack of analyst coverage and limited institutional participation may contribute to price volatility and restricted capital access.

28.Future sales of restricted or newly issued shares could adversely affect our share price.

As shares issued under the GHS facility or convertible notes become freely tradable, substantial sales could occur, increasing supply in the market and depressing prices. The perception of such sales may further reduce investor demand.

29.We do not anticipate paying dividends in the foreseeable future.

We plan to retain any future earnings to fund operations and growth. Consequently, investors seeking income from dividends will not realize a return until and unless we declare dividends, which is unlikely in the near term.

30.Our shares are considered “penny stock,” subject to additional trading restrictions.

Because our stock price is below $5.00 per share and we are not listed on a national exchange, our shares are deemed “penny stock.” Broker-dealers must follow special sales-practice rules when recommending such securities, which may deter investors and reduce liquidity.

RISKS RELATED TO OWNERSHIP AND CORPORATE GOVERNANCE

31.Our executive officers and directors collectively control a significant percentage of our voting stock.

As of January 7, 2026, our officers and directors beneficially own approximately 45.9% of our outstanding common stock. Acting together, they can influence the outcome of most corporate matters, including the election of directors, potential mergers, or changes in control, possibly to the detriment of minority shareholders.

32.We do not currently maintain independent committees as required for exchange-listed companies.

Our entire Board performs the functions of the audit, compensation, and nominating committees. The absence of fully independent oversight may increase the risk of conflicts of interest and reduce the level of corporate governance typically expected by institutional investors.

33.We have engaged in related-party transactions and may do so in the future.

Transactions with our officers, directors, or affiliates – including loans, note conversions, or equity issuances – could present conflicts of interest. Although we intend that all related-party transactions be on terms no less favorable than those available from unrelated parties, there can be no assurance that such transactions will not adversely affect stockholders.

ADDITIONAL RISKS

34.The risks described above are not exhaustive.

The risks described above are not exhaustive. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Investors should carefully review all information contained or incorporated by reference in this prospectus before deciding to purchase our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder. We will, however, receive proceeds from the sale of our common stock to GHS Investments, LLC under the Equity Financing Agreement.

We intend to use the net proceeds from sales of our common stock to GHS Investments, LLC for general corporate and working capital purposes, including investment in digital assets consistent with our Digital Asset Treasury strategy, repayment of outstanding liabilities, potential acquisitions, and other purposes approved by our Board of Directors.

Pending use, proceeds may be held in U.S. dollar accounts or digital asset custody accounts with qualified custodians.

DETERMINING THE OFFERING PRICE

The shares of common stock offered pursuant to this prospectus will be sold by the Selling Stockholder, GHS Investments, LLC (“GHS”), from time to time at prevailing market prices or at prices otherwise negotiated in privately negotiated transactions. The Company does not determine or control the prices at which the Selling Stockholder may resell shares.

The purchase price for shares sold by the Company to GHS under the Equity Financing Agreement is determined pursuant to a formula based on the market price of the Company’s common stock during a specified pricing period. In particular, the purchase price is calculated at a discount to certain recent closing bid prices of the Company’s common stock, as more fully described under “Plan of Distribution.”

There is currently no established public offering price for the shares being offered by the Selling Stockholder. The resale prices of the shares may be higher or lower than the prices paid by GHS to the Company under the Equity Financing Agreement and may be higher or lower than the market price of the Company’s common stock at the time of resale.

Because this offering is a resale of shares by the Selling Stockholder and not an underwritten public offering by the Company, the Company will not receive any proceeds from the resale of shares by GHS.

DILUTION

As of September 30, 2025, our net tangible book value (“NTBV”) was approximately $(2,529,684), or approximately $(0.14) per share, based on 18,325,950 shares of common stock outstanding, as reflected in our unaudited consolidated financial statements included in this Registration Statement.

Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

After giving effect to the assumed sale of 8,000,000 shares of our common stock to GHS Investments, LLC for aggregate gross proceeds of $2.0 million, at an assumed price of $0.25 per share, and after deducting estimated offering expenses payable by us of approximately $30,000, our as-adjusted net tangible book value will be $(559,684), or approximately $(0.02) per share.

This represents an immediate increase in net tangible book value of approximately $0.12 per share to existing stockholders and an immediate dilution of approximately $0.27 per share to purchasers of shares in this offering.

The foregoing dilution information is illustrative only. Because the purchase price under the Equity Financing Agreement with GHS Investments, LLC is variable and based on market prices of our common stock during a specified pricing period, the actual number of shares issued and the actual dilution to stockholders will depend on the timing and market price of each sale. If the market price of our common stock declines, we will be required to issue a greater number of shares to raise the same amount of capital, which would result in substantially greater dilution to existing stockholders than the dilution illustrated above.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025, on an unaudited historical basis, and on an as-adjusted basis to give effect to (i) the issuance of 500,000 commitment shares to GHS Investments, LLC and (ii) the assumed sale of $2.0 million of shares of our common stock pursuant to the Equity Financing Agreement at an assumed price of $0.25 per share, after deducting estimated offering expenses of $30,000.

This table should be read in conjunction with the unaudited consolidated financial statements and related notes included elsewhere in this Registration Statement.

	Historical September 30, 2025	As Adjusted (1)(2)
Cash and cash equivalents	$3,896	$2,003,896
Total current assets	$3,896	$2,003,896

Total liabilities	$2,533,580	$2,533,580
Stockholders’ equity (deficit)	(2,503,509)	(533,509)
Total capitalization	$(30,071)	$(2,000,071)

(1)The as-adjusted information is illustrative only and does not purport to represent our actual capitalization following any sales of shares under the Equity Financing Agreement. The actual number of shares sold, the purchase price per share, and the resulting impact on our capitalization will vary based on market conditions and the timing and size of future sales.

(2)The capitalization table above does not reflect up to 80,000,000 additional shares of common stock that may be issued under the Equity Financing Agreement with GHS Investments, LLC, the actual number of which will depend on market prices at the time of issuance, nor does it reflect shares issuable upon conversion of outstanding convertible notes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Markets under the symbol “FMHS.” Trading in our common stock is conducted on the OTC Markets, which is a limited and less liquid market than a national securities exchange. There is no established public trading market for our common stock, and no assurance can be given that an active trading market will develop or be sustained.

Price Range of Common Stock

The following table sets forth the high and low closing bid prices of our common stock for the periods indicated, as reported by OTC Markets. These quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions, and may not represent actual transactions.

Quarter Ended	High Bid Price	Low Bid Price
September 30, 2025	$0.4700	$0.0800
June 30, 2025	$0.2200	$0.0010
March 31, 2025	$0.0400	$0.0002
December 31, 2024	$0.2173	$0.0306
September 30, 2024	$0.3900	$0.0780
June 30, 2024	$0.2869	$0.0840
March 31, 2024	$0.3300	$0.0512
December 31, 2023	$0.8000	$0.0320

Holders of Record

As of January 7, 2026, there were approximately 140 holders of record of our common stock. This number does not include beneficial owners whose shares are held in street name by brokers or other nominees.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings, if any, to fund operations and growth, and do not anticipate paying dividends in the foreseeable future. Any future determination regarding dividends will be made at the discretion of our Board of Directors and will depend on, among other factors, our results of operations, financial condition, capital requirements, and contractual restrictions.

Transfer Agent

The Company’s transfer agent is Securities Transfer Corporation, located in Plano, Texas (www.stctransfer.com).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our audited consolidated financial statements as of and for the year ended December 31, 2024, and our unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2025, including the related notes, included elsewhere in this Registration Statement.

This discussion contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a Nevada corporation engaged in technology development and brand management activities. We operate through our wholly owned subsidiaries, including Farmhouse Washington, Farmhouse DTLA, Inc., and Farmhouse Treasury, LLC, and hold a portfolio of intellectual property assets consisting primarily of internet domain names and trademarks. Our current strategic focus is to identify and complete acquisitions that enhance long-term shareholder value and to reposition the Company toward opportunities in the digital asset and blockchain sectors.

Share Exchange Agreement with Thrown, LLC

On September 10, 2024, we entered into a Share Exchange Agreement (“SEA”) with Thrown, LLC (“Thrown”) and its members. Thrown is a beverage company whose initial product, Good Game by T-Pain, is a nootropic esports beverage sold in 2-ounce servings.

As of the date of this report, the transaction has not closed, and discussions with Thrown management are ongoing. We continue to evaluate the commercial prospects of the Thrown brand relative to other strategic priorities.

Proposed Acquisition of Ledgewood Holdings, LLC

On June 9, 2025, we entered into a non-binding term sheet with Ledgewood Holdings, LLC (“Ledgewood”), a multi-unit franchise operator generating approximately $31 million in trailing twelve-month revenue. The term sheet contemplated an acquisition of Ledgewood through the issuance of up to 31,000,000 shares of our common stock.

Because the term sheet was non-binding and subject to negotiation of definitive agreements, no binding obligations were created.

In October 2025, after further review, we decided not to pursue the proposed acquisition so that we could focus our resources on the development of our Digital Asset Treasury (“DAT”) business initiative. As a result, discussions with Ledgewood have been discontinued, and we do not expect to proceed with a transaction under the June 9, 2025 term sheet.

Formation of Farmhouse Treasury LLC (“FT”) and Digital Asset Treasury Initiative

On September 19, 2025, we organized Farmhouse Treasury LLC, as a wholly owned Nevada limited liability company (“FT”), to pursue a DAT business initiative. FT was formed under the laws of the State of Nevada and is a manager-managed entity with the CEO and CTO serving as Managers and the Company as the sole Member.

FT was established to develop and oversee our digital asset strategy, including the management of treasury operations, custody solutions, and capital allocation in digital assets such as Bitcoin and Ethereum. This initiative is intended to position us to participate in the emerging digital asset market while implementing robust governance, reporting, and compliance controls consistent with public-company standards.

FT will operate as a wholly owned subsidiary and will be consolidated in our financial statements. At formation, no capital was contributed and no digital assets were acquired. Accordingly, there was no immediate impact on our consolidated financial position or results of operations for the three and nine months ended September 30, 2025. We expect that future activity within FT may include the purchase and custody of digital assets to support its treasury management objectives.

Potential Crypto Treasury Strategy

In addition to evaluating potential strategic acquisitions, such as the previously disclosed Thrown transaction, we are also exploring digital asset and treasury management opportunities. With the termination of discussions with Ledgewood Holdings, our near-term focus is on the development of a structured and transparent framework for potential digital asset participation through Farmhouse Treasury LLC.

We have engaged in preliminary discussions with several counterparties, including digital asset financing and investment platforms, to assess potential structures and risk management approaches. These discussions remain exploratory, and no binding agreements or definitive plans have been reached. There can be no assurance that any such strategy will be implemented or, if implemented, that it will achieve the intended results.

GHS Equity Financing Agreement

On November 4, 2025, we entered into an Equity Financing Agreement with GHS Investments LLC providing an equity line of credit of up to $20.0 million over a 24-month term following the effectiveness of a Form S-1 registration statement. The facility allows the Company, at its discretion, to sell registered shares of common stock to GHS at a price equal to the lower of 95% of the lowest VWAP or 100% of the lowest intraday trading price during a five-day pricing period. Proceeds, if drawn, are expected to support working capital and strategic growth initiatives; no funds had been drawn under the facility as of the date of this report. Refer to Note 11 – Subsequent Events to the condensed consolidated financial statements for additional information regarding this agreement.

Financing Activity

On November 7, 2025, we completed a $50,000 financing through the issuance of a 10-month unsecured Convertible Promissory Note to a private accredited investor. The Note carries a 10% original issue discount (resulting in a face amount of $55,555) and bears interest at 15% per annum. Beginning 180 days after issuance, the investor has the right, but not the obligation, to convert the outstanding balance into shares of common stock at 75% of the 20-day VWAP, subject to a floor of $0.15 per share. In connection with the funding, we also issued 100,000 shares of common stock to the investor as additional consideration. We can prepay the Note at 110% of outstanding principal and interest if repaid within 180 days of issuance, or 120% thereafter.  Refer to

Note 11 – Subsequent Events to the condensed consolidated financial statements for additional information regarding this agreement.

Results of Operations

Nine Months Ended September 30, 2025 Compared to Nine Months Ended September 30, 2024

Revenue. Revenue for the nine months ended September 30, 2025 was zero, compared to $4,154 in revenues for the same period in 2024, which were generated from license fees under NFT licensing agreements. We do not expect to generate future revenue from these agreements.

Operating Expenses. Total operating expenses for the nine months ended September 30, 2025, were $303,011, compared to $323,736 for the same period in 2024, as shown below.

For the nine months ended September 30,	2025	2024

Accounting and professional fees	$104,994	$104,262
Wages and benefits	138,108	157,108
Public company related and filing fees	19,305	23,302
Other general and administrative expenses	40,604	39,064
	$303,011	$323,736

Accounting and professional fees were consistent in both nine-month periods. The decrease in wages and benefits was attributable to higher stock-based compensation expense recognized during the nine months ended September 30, 2024, compared to the same period in 2025. Public company and filing fees decreased due to lower EDGAR filing and transfer agent costs in 2025 relative to 2024. Other general and administrative expenses remained stable between the periods.

Gain on Extinguishment of Debt. On March 31, 2025, accrued legal fees and finance charges totaling $424,930 were converted into a new Series 2025 Note in the face amount of $250,000. Accordingly, we recorded a gain on extinguishment of debt of $174,930 for the nine months ended September 30, 2025.

Interest Expense. Interest expense for the nine months ended September 30, 2025 was $46,778 compared to interest expense of $40,927 for the same period in 2024. The increase was due to new borrowings.

Net Loss. Net loss for the nine months ended September 30, 2025, was $174,854, compared to a net loss of $362,383 for the same period in 2024. The gain on extinguishment of debt of $174,935 attributed to the change for the nine months ended September 30, 2025. Additionally, there was reduced stock-based compensation costs during the nine months ended September 30, 2025, as mentioned above.

Three Months Ended September 30, 2025 Compared to Three Months Ended September 30, 2024

Revenue. No revenues were generated for the three months ended September 30, 2025 and 2024.

Operating Expenses. Total operating expenses for the three months ended September 30, 2025, were $94,659, compared to $92,824 for the same period in 2024, as shown below.

For the three months ended September 30,	2025	2024

Accounting and professional fees	$27,646	$25,220
Wages and benefits	46,036	46,036
Public company related and filing fees	7,420	9,239
Other general and administrative expenses	13,557	12,329
	$94,659	$92,824

Accounting and professional fees increased slightly during the three months ended September 30, 2025, compared to the same period in 2024 due to higher stock-based compensation expense in the three months ended September 30, 2025. Wages and benefits is unchanged during the three months ended September 30, 2025 compared to the same period in 2024. Public company and filing fees decreased due to lower EDGAR filing and transfer agent costs in 2025 relative to 2024. Other general and administrative expenses remained stable between the periods.

Interest Expense. Interest expense for the three months ended September 30, 2025 was $16,309 compared to $14,369 for the same period in 2024. The increase was due to new borrowings.

Net Loss. Net loss for the three months ended September 30, 2025, was $110,968, compared to a net loss of $107,193 for the same period in 2024.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Revenue. Revenue for the year ended December 31, 2024 was $4,154, compared to $15,227 for the year ended December 31, 2023. The decrease was primarily due to the Company’s decision to discontinue its NFT licensing business during 2024 after a major customer went out of business.

Operating Expenses. Total operating expenses for the year ended December 31, 2024 were $410,668, compared to $517,843 for the year ended December 31, 2023, as shown below:

Year ended December 31,	2024	2023

Accounting and Professional Fees	$124,032	$181,751
Wages and Benefits	203,144	222,144
Consulting Fees	6,099	47,024
Public Company Related and Filing Fees	28,616	24,336
Other General and Administrative	48,777	42,588
	$410,668	$517,843

The decreases in accounting and professional fees, wages and benefits, and consulting fees were primarily attributable to significantly lower stock-based compensation expense recorded in 2024 compared to 2023. Public company-related and filing fees, as well as other general and administrative costs, remained relatively consistent between periods.

Interest Expense. Interest expense increased slightly for the year ended December 31, 2024 to $55,954, compared to $51,243 for 2023. The increase was primarily due to interest accrued on additional borrowings during 2024.

Net Loss. Net loss for the year ended December 31, 2024 was $464,343, compared to $560,789 for 2023. The reduction in net loss was primarily driven by the decrease in operating expenses described above.

Liquidity and Capital Resources

Cash Flow and Working Capital

We had $3,896 and $413 in cash as of September 30, 2025 and December 31, 2024, respectively. Our working capital deficit was $2,046,584 as of September 30, 2025, compared to $2,334,745 as of December 31, 2024. We continue to experience limited access to capital and expect that additional financing will be necessary to fund our operations. Market conditions for microcap companies remain challenging, making it difficult to secure favorable terms. Our history of operating losses and our working capital deficit raise substantial doubt about our ability to continue as a going concern. Although we are actively seeking to obtain additional capital, there can be no assurance that such financing will be available on acceptable terms, or at all.

Cash Flow from Financing Activities

Historically, we have funded our operations through a combination of related party advances, private placements, and debt issuances. During the nine months ended September 30, 2025, we raised $145,000 from the sale of Series 2025 Notes through the following transactions:

•$10,000 issued to an unrelated individual on February 24, 2025

•$35,000 issued to an unrelated individual on March 18 2025 (1)

•$25,000 issued to an unrelated individual on April 16, 2025

•$25,000 issued to the spouse of a Company director on April 18, 2025. This note was issued on the same terms as those offered to unaffiliated investors and was executed on an arm’s length basis

•$12,500 issued to an unrelated individual on April 21, 2025

•$12,500 issued to an unrelated individual on April 28, 2025

•$10,000 issued to an unrelated individual on June 23, 2025

•$15,000 issued to an unrelated individual on August 15, 2025

(1)On March 18, 2025, we issued a Series 2025 Note in the principal amount of $61,000 to an individual investor. Of this amount, $26,000 represented the conversion of previously accrued liabilities pursuant to a liability conversion agreement executed on the same date. The remaining $35,000 constituted new cash proceeds.

Proceeds are being used for general corporate purposes, including working capital and operational expenses. These financings are not expected to materially change our financial condition. Additional details regarding these transactions are provided in Note 7 to the interim condensed consolidated financial statements under Item 1 of this Report.

We anticipate the need for additional financing to support our operations and strategic initiatives. These circumstances raise substantial doubt about our ability to continue as a going concern, which depends on our ability to raise sufficient capital and ultimately achieve profitability. Management is actively exploring financing alternatives, including equity and debt offerings and potential strategic partnerships. In the absence of additional capital, we may be required to reduce or discontinue operations.

Subsequent Financing Activity

On October 20, 2025, the Company issued a $10,000 Series 2025 Note to an unrelated individual investor.

On November 7, 2025, we completed a $50,000 financing through the issuance of a 10-month unsecured Convertible Promissory Note to a private accredited investor. This capital was raised to support general working capital requirements and strategic initiatives.

Significant Estimates and Assumptions

The preparation of our condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. These estimates are based on historical experience, current conditions, and other reasonable factors. Actual results could differ materially from these estimates. We review these estimates and assumptions regularly and update them as new information becomes available.

Contractual Obligations

As a smaller reporting company, we are not required to provide this information.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements material to our financial condition, operations, or liquidity.

BUSINESS

Overview

Farmhouse, Inc. (“Farmhouse,” “we,” “our,” or “the Company”) is a Nevada corporation incorporated in 2014. We operate as a digital-asset-focused holding and development company. Our mission is to create long-term shareholder value by holding and managing a portfolio of digital assets and by acquiring and integrating technology, financial, and lifestyle businesses that complement our Digital Asset Treasury (“DAT”) model.

Farmhouse conducts operations primarily through its wholly owned subsidiary, Farmhouse Treasury LLC, organized in September 2025. Farmhouse Treasury LLC is responsible for custody, accounting, and deployment of the Company’s digital asset holdings and for evaluating strategic acquisitions in blockchain, financial technology, and consumer lifestyle sectors that align with our public-company structure.

Digital Asset Treasury Strategy and Investment Company Act Considerations

The Company’s Digital Asset Treasury (“DAT”) strategy is intended to function as a corporate treasury management activity and not as an investment business. Farmhouse does not hold itself out as an investment company, broker-dealer, investment adviser, or asset manager, and does not intend to engage in the business of investing, reinvesting, owning, holding, or trading securities for the purpose of generating investment returns.

The Company’s digital asset holdings are intended to be maintained as long-term treasury reserves, similar in purpose to cash, cash equivalents, or other non-operating reserve assets, and not as part of a trading, speculative, or portfolio-management strategy. The Company does not intend to generate revenue through trading activities, asset management fees, investment advisory services, or short-term appreciation of digital assets.

In addition, the Company intends to structure its operations and asset composition so that it does not meet the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Management monitors the composition of the Company’s assets and activities with the intent of remaining outside the scope of the Investment Company Act, including by maintaining operating activities, overhead, and strategic initiatives beyond passive asset ownership.

There can be no assurance, however, that regulatory interpretations will not evolve or that the Company’s activities will not be deemed subject to additional regulation in the future.

Corporate Evolution

Year	Milestone
2014–2018	Formation and development of the WeedClub™ professional network for the cannabis industry. Early focus on brand licensing, event media, and online community building.
2019–2021	Transition toward digital intellectual-property management, including NFT brand initiatives under the Farmhouse Brands portfolio.
2022–2023	Evaluation of acquisition targets and restructuring of historical liabilities.

2024	Board approval to pivot to the Digital Asset Treasury strategy, aligning Farmhouse with emerging blockchain-finance models.
2025

Execution of convertible-note financings; formation of Farmhouse Treasury LLC; approval and execution of the $20 million GHS Equity Financing Agreement to fund digital asset accumulation and working capital.

Farmhouse, Inc. has undergone a series of deliberate strategic transformations since its founding, each responding to evolving market conditions, technology trends, and opportunities created by shifts in consumer behavior and capital markets. While the Company’s operational footprint has changed over time – from cannabis-industry networking, to digital-IP licensing, to consumer brand exploration, and now to digital-asset treasury management – its core competency has remained consistent: leveraging emerging technologies and public-company infrastructure to build scalable platforms. The following narrative outlines the key phases of Farmhouse’s evolution.

Foundational Period (2014–2018): Building a Technology Platform for a Newly Regulated Industry

Farmhouse’s earliest operations centered on WeedClub™, a professional social-networking platform created during the rapid emergence of state-regulated cannabis markets in the United States. At a time when cannabis businesses faced limited access to mainstream marketing channels, digital tools, and traditional business services, WeedClub™ offered a centralized network for licensed operators, investors, and service providers.

During this stage, the Company:

●Developed a secure, compliant social-network platform for industry professionals;

●Launched the @420 media brand, growing a cross-platform audience exceeding 100,000 followers;

●Produced in-person and virtual events – including the @420 Pitch series – which helped cannabis startups collectively raise more than $50 million;

●Expanded into early brand-licensing and event-media opportunities.

This foundational phase established Farmhouse’s reputation as a technology-driven connector in an emerging regulatory environment, demonstrating the Company’s ability to leverage digital platforms to build community and drive commercial engagement.

Exploration of Digital Intellectual Property and Web3 Initiatives (2019–2021)

Following its 2019 acquisition of Farmhouse Washington, the Company broadened its focus into digital media, intellectual-property management, and blockchain-adjacent initiatives. Farmhouse became an early participant in the Web3 ecosystem, exploring how non-fungible tokens (“NFTs”) and digital collectibles could intersect with consumer products.

During this period the Company:

●Facilitated partnerships between licensed cannabis brands and holders of prominent digital-collectible IP, including Bored Ape Yacht Club, Mutant Ape Yacht Club, and CryptoPunks;

●Executed limited-edition consumer-product launches incorporating Web3 artwork and brand identities;

●Built advisory relationships with Web3-native creators, designers, and community managers.

While these initiatives yielded selective commercial traction, they also demonstrated the limitations of operating a brand-licensing strategy tied to both a volatile NFT market and a highly regulated cannabis supply chain. These constraints ultimately informed the Company’s decision to reassess its long-term direction.

Strategic Review, Simplification, and Early Diversification Efforts (2022–2023)

From 2022 through 2023, Farmhouse undertook a broad strategic review aimed at rationalizing operations, addressing historical liabilities, and evaluating opportunities for diversification outside of the Web3 and cannabis verticals. The Company:

●Reduced non-core expenditures;

●Wound down underperforming or non-scalable divisions;

●Evaluated acquisition targets in consumer packaged goods, franchising, and technology-enabled services;

●Assessed the ongoing viability of its NFT-based licensing revenues, which declined following the loss of a significant customer in 2023.

This period of simplification provided the operational clarity needed for the next major strategic pivot.

Repositioning Around a Digital Asset Treasury Strategy (2024)

In 2024, the Company’s Board of Directors authorized a significant realignment toward establishing Farmhouse as a Digital Asset Treasury (“DAT”) company. This pivot emerged from several converging factors:

●The maturation of Bitcoin as an institutional-grade reserve asset;

●Growth in tokenized real-world assets such as PAXG (tokenized gold);

●Increased adoption of blockchain-based financial infrastructure;

●The Company’s assessment that a treasury-driven model offered a more scalable path to shareholder value than legacy operating lines.

During this phase, management accelerated work on:

●Designing a governance framework for digital-asset custody;

●Identifying institutional-grade service providers;

●Exploring capital-markets partnerships to support digital-asset accumulation;

●Evaluating complementary acquisition and investment opportunities in financial-technology verticals.

The strategic shift marked the Company’s formal transition away from its prior web3-licensing and cannabis-media operations.

Capital Formation, Corporate Reorganization, and Launch of Farmhouse Treasury LLC (2025)

In 2025, Farmhouse advanced from strategic planning to operational execution of the DAT model. Key developments during the year include:

Formation of Farmhouse Treasury LLC

The Company formed Farmhouse Treasury LLC, a wholly owned subsidiary responsible for executing digital-asset allocation, custody oversight, internal controls, audit procedures, and treasury operations. This subsidiary creates a focused governance structure for the Company’s digital-asset holdings.

Convertible-Debt Financing Activities

Throughout early 2025, the Company completed several convertible-note transactions with accredited investors, providing initial working capital to support:

●Operating overhead during the transition period;

●Legal, accounting, and regulatory expenses associated with the Company’s S-1 filing;

●Set-up activities for Farmhouse Treasury LLC.

Execution of the $20 Million Equity Financing Agreement with GHS Investments

On November 5, 2025, Farmhouse entered into a Common Stock Purchase Agreement with GHS Investments, LLC. The facility provides the Company with the right – but not the obligation – to sell up to $20 million of common stock over a 24-month period following the effectiveness of this Registration Statement. Proceeds may be used for:

●Digital-asset accumulation under the DAT strategy;

●Working-capital needs;

●Potential acquisitions within the Company’s targeted sectors.

This facility represents the Company’s primary capital-formation mechanism designed to fund DAT operations at scale.

Ongoing Evaluation of Strategic Alternatives

Consistent with disclosures provided in August 2025, Farmhouse continues to evaluate additional strategic options involving treasury partnerships, digital-asset platforms, and opportunistic acquisitions in financial technology and lifestyle-brand categories.

Positioning for the Next Phase

As a result of these initiatives, Farmhouse has transitioned into a development-stage digital-asset treasury and lifestyle holding company with a capital structure designed to support scalable balance-sheet growth. The Company intends to leverage:

●Its public-company platform,

●Treasury-management infrastructure,

●Capital-markets flexibility under the GHS facility, and

●Prospective acquisitions within technology and consumer verticals,

to build a long-term, multi-asset treasury portfolio while pursuing complementary business lines aligned with blockchain-enabled financial innovation.

This evolution reflects management’s belief that Farmhouse is best positioned for value creation as a hybrid digital-asset holding company with optionality to expand into adjacent consumer and technology markets over time.

Business Model

Farmhouse operates as an emerging Digital Asset Treasury (“DAT”) and lifestyle holding company, leveraging its public-company structure to accumulate digital assets, pursue strategic acquisitions, and build partnerships that support long-term value creation. The Company’s business model is designed around four complementary pillars:

1. Digital Asset Treasury (DAT)

Farmhouse’s primary strategic objective is to build a long-term treasury of Bitcoin and select digital assets, including tokenized hard-asset instruments such as PAXG (tokenized gold). Management believes these assets offer characteristics that support balance-sheet strength and shareholder value, including scarcity, verifiability, global liquidity, and insulation from inflationary monetary policies.

Through Farmhouse Treasury LLC, the Company is constructing a governance and custody framework that includes:

●Institutional-grade, segregated digital-asset custody

●Multi-layer risk management and internal controls

●Transparent public-company reporting

●Prudent capital allocation informed by market conditions

The DAT model allows Farmhouse to scale its treasury through discretionary capital deployment, including draws under its $20 million Common Stock Purchase Agreement with GHS Investments, LLC. By emphasizing long-term accumulation rather than short-term trading or speculative activity, the Company seeks to position itself as a disciplined participant in an emerging category of publicly traded treasury companies.

2. Strategic Acquisitions

In addition to its treasury-building activities, Farmhouse intends to pursue acquisitions of cash-flow-positive private businesses that can benefit from integration with a public-company platform. Target sectors include:

●Financial technology (“FinTech”)

●Blockchain-enabled or digital-asset service providers

●Technology-enabled consumer or media businesses

●Tokenization and alternative-asset platforms

●Niche software or infrastructure businesses with recurring revenue

Strategic acquisitions may contribute:

●Revenue diversification

●Operating cash flow that supports ongoing digital-asset accumulation

●Synergies with Farmhouse’s treasury, technology, or finance capabilities

●Opportunities to integrate digital-asset functionality into traditional businesses

The Company’s capital structure – including its equity financing facility with GHS – provides flexibility to fund acquisitions using cash, equity, or hybrid structures depending on market conditions and due-diligence outcomes.

3. Lifestyle and Brand Integration

Farmhouse plans to leverage its legacy experience in digital media, online community building, and brand development to integrate digital-asset ownership concepts into consumer-facing platforms. This may include:

●Educational content related to blockchain, hard-asset tokenization, and digital finance

●Partnerships with creators, consumer brands, and lifestyle companies exploring Web3 integrations

●Media initiatives that highlight the role of digital assets as modern stores of value

●Limited consumer-brand extensions that align with the Company’s treasury identity

While these initiatives are expected to remain secondary to the treasury and acquisition pillars, they support Farmhouse’s long-term objective of positioning digital-asset awareness and financial empowerment within broader consumer ecosystems.

4. Public Company Platform

As a fully reporting issuer under the Exchange Act, Farmhouse provides a transparent, audited, and compliant structure that can serve as a public-market access vehicle for private operating companies. This creates potential opportunities for:

●Entrepreneurs seeking to go public via merger with an SEC-reporting entity

●Founders looking for liquidity, treasury support, or growth capital

●Private companies that could benefit from the credibility and governance associated with public-company reporting

●Strategic combinations that expand Farmhouse’s treasury, revenue base, or operational footprint

Farmhouse’s public-company platform is reinforced by:

●SEC reporting compliance

●Audited financial statements

●Corporate governance protocols

●Access to capital markets

●A dedicated treasury subsidiary with scalable operational capacity

This structure allows Farmhouse to act as both a treasury manager and a potential acquisition partner for businesses operating in technology-aligned or digitally progressive markets.

Integrated Approach

The Company believes that these four pillars – Digital Asset Treasury, Strategic Acquisitions, Lifestyle Integration, and Public-Company Leverage – collectively reinforce its long-term objective of becoming a modern, treasury-anchored holding company with diversified growth optionality. Management intends to continue strengthening the Company’s balance sheet, expanding its digital-asset reserves, and identifying opportunities where treasury diversification, public-market access, or brand alignment create measurable value for shareholders.

Competitive Strengths

The Company believes it is well positioned within the emerging Digital Asset Treasury (“DAT”) sector due to the following competitive strengths:

•Focused Digital Asset Treasury Strategy

Farmhouse’s business model centers on long-term accumulation and transparent management of digital assets – primarily Bitcoin and tokenized gold (PAXG) – without the operational complexity of mining, trading desks, or capital-intensive infrastructure. This focused approach allows the Company to scale efficiently and remain adaptable to market conditions.

•Public-Company Platform with Flexible Access to Capital

Through its public listing and its $20 million Common Stock Purchase Agreement with GHS Investments, LLC, Farmhouse has discretionary access to capital that can be timed with favorable market conditions. This structure provides a competitive advantage over private digital-asset entities that rely on venture funding or restrictive private placements.

•Governance and Regulatory Transparency

The Company is building a governance framework that emphasizes:

●Institutional-grade custody of digital assets

●Segregated treasury functions through Farmhouse Treasury LLC

●Public-company reporting and disclosure standards

●Risk-management protocols, including internal controls and oversight

This commitment to transparency differentiates Farmhouse from smaller operators and aligns with increasing regulatory expectations in the digital-asset sector.

•Hybrid Treasury Allocation (Bitcoin + Tokenized Hard Assets)

Unlike competitors with single-asset strategies, Farmhouse intends to allocate capital to both:

●Bitcoin, as a digitally scarce reserve asset; and

●PAXG (tokenized gold), representing on-chain ownership of physical gold.

This hybrid approach may improve risk-adjusted balance-sheet stability and aligns the Company with the growing tokenization of real-world assets (“RWAs”).

•Nimble Organizational Structure

Farmhouse operates with a lean cost base, remote personnel, and a focused treasury subsidiary. This structure enables rapid decision-making and lower operational overhead compared to mining firms, diversified FinTech conglomerates, or large corporate treasuries seeking crypto exposure.

•Experience Managing Emerging Digital Verticals

Management has more than a decade of experience building digital platforms, managing online communities, and operating within technology-forward markets. Past initiatives – including WeedClub™, Web3 licensing programs, and digital-IP collaborations – provide operational familiarity with blockchain ecosystems and emerging tech markets.

•Optionality for Strategic Acquisitions

Farmhouse continues to evaluate acquisition and investment opportunities in:

●Blockchain and FinTech infrastructure

●Tokenization platforms

●Digital-native consumer brands

●Technology-enabled service businesses

The DAT strategy provides a stable treasury foundation that can be complemented by revenue-generating assets over time.

•Early Positioning in a Nascent Public-Market Category

Digital-asset treasury companies represent a new and underdeveloped category in U.S. public markets. Farmhouse’s early entry allows it to define its operational model, investor communications, and treasury structure while the sector remains at a formative stage.

Competitive Environment

The competitive landscape for digital-asset treasury management is rapidly evolving and increasingly diverse. Participants range from large, publicly traded companies with substantial balance-sheet exposure to Bitcoin, to specialized digital-asset holding companies, to traditional financial institutions and emerging tokenization platforms. Competition is driven not only by asset accumulation, but also by governance standards, capital-markets access, institutional partnerships, risk-management practices, and the ability to navigate shifting regulatory frameworks.

The Company views competition across several distinct but overlapping categories:

1.Public Companies Implementing “Bitcoin Treasury” or Digital-Asset Reserve Models

A growing number of public companies have adopted strategies involving the accumulation of Bitcoin or other digital assets as part of their corporate treasury. While the scale and methodologies vary, these issuers set the benchmark for transparency, capital-market execution, and corporate governance in digital-asset reporting.

Key examples include:

●MicroStrategy Incorporated – The largest publicly traded Bitcoin treasury holder, with billions of dollars in BTC financed through debt issuances, equity raises, and innovative capital-market structures. MicroStrategy demonstrates how a public-market platform can be used to scale digital-asset reserves through iterative financing.

●Hut 8 Mining Corp., Marathon Digital Holdings, and Riot Platforms – Public mining companies whose balance sheets include significant Bitcoin holdings. Although their business models differ from Farmhouse’s, these companies represent competition for investor attention within the digital-asset category.

●Galaxy Digital Holdings Ltd., CleanSpark, Inc., and similar diversified digital-asset financial-services companies – These entities combine asset accumulation with trading, advisory, or mining operations and may appeal to investors seeking a broader crypto ecosystem exposure.

While these competitors are substantially larger, Farmhouse seeks to differentiate itself by adopting a hybrid treasury model that emphasizes Bitcoin and tokenized hard assets (such as PAXG) without operating the capital-intensive mining businesses typical of this category.

2.Emerging Digital-Asset and Tokenized-Treasury Holding Companies

A second category consists of small-cap or micro-cap companies exploring digital-asset accumulation strategies similar to Farmhouse’s Digital Asset Treasury (“DAT”) model. These companies often pursue:

●Balance-sheet Bitcoin acquisition;

●Tokenized gold or other real-world assets (RWAs);

●Blockchain-native treasury-management frameworks;

●Simplified operating structures intended to scale AUM rather than product revenues.

This segment is fragmented and includes both SEC-reporting companies and OTC-traded issuers. Competition within this group typically centers on:

●Access to capital markets;

●Cost of capital;

●Transparency and governance;

●Treasury-management competency;

●Ability to credibly communicate strategies to institutional partners.

Farmhouse’s GHS $20 million Equity Financing Agreement, combined with the formation of Farmhouse Treasury LLC, positions the Company to compete with a structured capital-raise mechanism and a dedicated subsidiary focused on governance and custody.

3.Institutional Entrants and Tokenization Platforms

The digital-asset sector increasingly includes traditional financial institutions entering the market through custody solutions, blockchain-enabled settlement systems, or tokenization platforms. Competitors in this category include:

●Fidelity Digital Assets, Coinbase Institutional, Bakkt, and Anchorage Digital – offering institutional-grade custody and trading.

●Global banks exploring tokenized gold, tokenized money-market funds, and RWA-backed platforms.

●Tokenization ecosystems enabling on-chain representations of physical commodities, U.S. Treasuries, real estate, or alternative assets.

These participants indirectly compete with Farmhouse by offering asset-management alternatives to investors or by shaping the standards for compliant custody and treasury management. However, Farmhouse may also partner with firms in this category to satisfy custody, compliance, and operational requirements.

4.Alternative-Asset Holding Companies and Digital FinTech Conglomerates

Farmhouse also competes with a broader set of companies that operate hybrid holding-company structures in:

●FinTech,

●Digital payments,

●Alternative-asset management,

●Blockchain infrastructure services.

Competition in this space is driven by:

●Portfolio composition;

●Market perception;

●Operating leverage and scalability;

●Discipline in capital allocation;

●Market-communication strategy.

Farmhouse differentiates itself by focusing on a pure-play treasury approach rather than operating a complex, multi-unit FinTech enterprise.

Employees

As of January 7, 2026, the Company has three executive officers and no full-time employees other than management. Accounting, legal, and administrative services are provided by contractors and professional firms, including Mac Accounting Group & CPAs, LLP for auditing services in conjunction with our SEC reporting.

Intellectual Property

Farmhouse retains ownership of the WeedClub™ trademark and related domain names, as well as certain NFT intellectual-property assets. While these assets are non-core, they may provide optionality for future brand-licensing ventures.

Customers and Suppliers

At present, we have no significant customers or supplier dependencies. Digital-asset custody and trading services will be provided by third-party institutions operating under U.S. regulatory supervision. We expect to contract with at least one qualified digital-asset custodian during 2026.

Regulatory Considerations

Securities Regulation

As a U.S. public company, Farmhouse is subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. Any issuance of our securities, including digital-asset-related instruments, must comply with these statutes and SEC guidance regarding digital-asset classification.

Digital Asset Regulation

The legal framework for digital assets is developing. The SEC, CFTC, FinCEN, IRS, and OFAC each assert regulatory jurisdiction. Key areas of compliance for Farmhouse include:

•adherence to SEC interpretations regarding whether a digital asset constitutes a security;

•AML/KYC requirements under FinCEN;

•tax reporting of realized and unrealized digital-asset gains under IRS Notice 2014-21;

•sanctions screening under OFAC.

Management monitors developments to maintain compliance and has retained outside counsel experienced in blockchain regulation.

Corporate Governance

Farmhouse operates under Nevada law. The Board of Directors consists of three members. Although we do not yet maintain fully independent committees under Nasdaq standards, we follow best-practice governance principles for smaller reporting companies.

PROPERTIES

The Company’s headquarters are located at 203 Flamingo Road, Suite 201, Las Vegas, Nevada 89169. The space is provided under a renewable short-term lease with minimal cost. Farmhouse Treasury LLC operates virtually, utilizing cloud infrastructure for treasury and reporting activities. We believe current facilities are adequate for our near-term needs.

LEGAL PROCEEDINGS

As of the date of this prospectus, we are not a party to any material pending legal proceedings and are not aware of any such proceedings threatened against us or our property. From time to time, we may be involved in routine litigation incidental to our business.

Market Information and Dividends

Our common stock trades on the OTC Pink Market under the symbol FMHS. Trading volume has historically been limited. The high and low closing prices during the third quarter of 2025 were $0.31 and $0.18 per share, respectively. As of January 7, 2026, there were approximately 380 record holders. We have never declared or paid a cash dividend and do not anticipate doing so in the foreseeable future.

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions identify forward-looking statements. These statements involve known and unknown risks and are subject to factors that could cause actual results to differ materially. We undertake no obligation to update any forward-looking statements except as required by law.

MANAGEMENT

As of January 7, 2026, our executive officers and directors are:

Name	Position	Age	Served Since
Evan Horowitz	Co-Founder, Chief Executive Officer, President and Director	53	January 2014
Lanny R. Lang	Chief Financial Officer	66	February 2021
Michael A. Landau	Co-Founder, Chief Technical Officer, Secretary, Treasurer and Director	53	January 2014
Leslie Katz	Independent Director	62	October 2023

Evan Horowitz – Chief Executive Officer, President and Director

Evan Horowitz, 53, is the Co-Founder, Chief Executive Officer and Director of Farmhouse, Inc. since its inception in January 2014. Mr. Horowitz oversees overall management, strategic planning, and execution of the Company’s business development, marketing, and brand initiatives, including its transition toward a Digital Asset Treasury (DAT) strategy.

Prior to founding Farmhouse, Mr. Horowitz was Co-Founder and Chief Executive Officer of several technology ventures in the affiliate-networking, advertising, and domaining sectors. As Co-Inventor on two issued and monetized technology patents, he has direct intellectual-property experience in branding, marketing, startup development, defense, and commercialization. Mr. Horowitz attended the University of California, Berkeley from 1990 to 1995, where he studied Mass Communications.

Lanny R. Lang – Chief Financial Officer

Lanny R. Lang, 67, has more than forty years of experience in restructuring, financial consulting, reverse-merger execution, capital structuring, financial-process improvement, and SEC financial reporting. He has served as Chief Financial Officer of Farmhouse, Inc. pursuant to an advisory agreement between the Company and his firm, Lang Financial Services Inc. (LFSI), since February 2021. Mr. Lang has been principal of LFSI, a private management and accounting consulting firm, since 1993.

From July 2017 to June 2018, Mr. Lang served as CFO of ORhub, Inc. (OTC: ORHB). From 1995 to July 2017, he was CFO, Secretary, and Director of Aztore Capital Corp. and its predecessor Aztore Holdings, Inc. In addition to his role with Farmhouse, Mr. Lang currently serves as CFO of House of Jane Inc. (OTC: HOJI) since February 2019 and as CFO of 3Win Corp., a privately held company, since May 2022.

Mr. Lang began his career with Price Waterhouse (now PwC) in Minneapolis, Minnesota. He earned a B.A. in Accounting from the University of Northern Iowa in 1980.

Michael A. Landau – Chief Technical Officer, Secretary, Treasurer and Director

Michael A. Landau, 53, is Co-Founder, Chief Technical Officer, Secretary, Treasurer and Director of Farmhouse, Inc. since its inception in January 2014. Mr. Landau is responsible for the design, development, and maintenance of the Company’s online platforms and technology infrastructure.

Prior to Farmhouse, he co-founded and served as Chief Technical Officer of Essociate Inc., a mobile-development and domain-marketplace company specializing in affiliate marketing technologies. He has more than twenty years of experience in developing web and mobile applications and managing large-scale online platforms.

Mr. Landau earned a B.S. in Economics with a minor in Computer Science from the University of California, Berkeley (1994), and a Juris Doctor from the University of California, Hastings College of the Law (1998). He is a member in good standing of the California Bar Association.

Leslie Katz – Independent Director

Leslie R. Katz, 62, joined the Farmhouse board of directors in October 2023 as an independent director. Ms. Katz is an experienced attorney, former elected official, and former technology company executive, specializing in blockchain & FinTech, as well as corporate, cybersecurity, and the developing areas of generative AI and Web3 law. Ms. Katz's law career is extensive and includes Partner at Practus, LLP (July 2022 to current), an innovative virtual law firm that leverages cloud-based technologies, Partner with Clark Hill Law (September 2019 to July 2022) focusing in blockchain, emerging technologies, regulatory and government affairs, Partner with CKR Law, LLC. (November 2018 to September 2019), and Shareholder with Greenberg Traurig, LLC (August 2015 to November 2018) focusing on government law and policy, energy, telecommunications, healthcare, and clean technology.

Prior to her law career, Ms. Katz was Port Commissioner for the Port of San Franscisco from March 2011 to May 2018 and was Member and Past Chair of the Democratic County Central Committee from June 2000 to June 2016.

Ms. Katz obtained an B.S. Degree in Psychology from the University of California, Berkeley, 1983, and a J.D. from University of California Law School, San Francisco, 1986. She is a member of the California Bar Association.

Board Structure and Committees

Our Board of Directors currently consists of three members. Because we are not listed on a national securities exchange, we are not required to maintain audit, compensation, or nominating committees composed entirely of independent directors. At this time, the full Board of Directors performs the functions that would otherwise be delegated to such committees.

As we grow and if we become subject to the corporate governance requirements of a national securities exchange, including Nasdaq Stock Market Rule 5605, and applicable rules of the U.S. Securities and Exchange Commission, including Rule 10A-3 under the Exchange Act, we intend to establish formal audit, compensation, and nominating committees composed of independent directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers has been involved in any of the following events that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K:

(i)any bankruptcy petition filed by or against such person or an entity of which such person was an executive officer;

(ii)any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii)being subject to any order, judgment, or decree of any court or governmental agency enjoining future violations of, or prohibiting activities subject to, federal or state securities laws; or

(iv)being subject to any order of a securities regulator limiting or barring such person’s participation in the securities industry.

EXECUTIVE COMPENSATION

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and have elected to provide scaled executive compensation disclosure in accordance with Item 402 of Regulation S-K.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Other Compensation ($)	Total ($)
Evan Horowitz, Chief Executive Officer (1)	2025	85,000	0	0	0	85,000
Lanny R. Lang, Chief Financial Officer (2)	2025	0	4,480	0	48,000	52,480
Michael Landau, Chief Technology Officer (1)	2025	85,000	0	0	0	85,000

(1) Mr. Horowitz’s and Mr. Landau’s salary is accrued and unpaid.

(2) Mr. Lang is compensated through Lang Financial Services, Inc. ("LFSI") and is not a W-2 employee. Stock Awards represents the grant-date fair value of 400,000 shares of restricted common stock issued to Lang Financial Services, Inc. (“LFSI”), an entity controlled by Lanny R. Lang, in connection with services rendered as Chief Financial Officer, pursuant to a Restricted Stock Award approved by the Board of Directors on July 16, 2025. The shares were fully vested upon grant and are subject to restrictions on resale under Rule 144 of the Securities Act.

No cash bonuses, option awards, or other incentive compensation were awarded to any executive officer during 2025. The Company has no employment agreements, severance arrangements, or change-in-control agreements with any of its executive officers.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2024, executive officers held outstanding restricted stock awards, a portion of which remained unvested and were subject to continued service requirements, as described in Note 9 to our December 31, 2024 consolidated financial statements.

As of September 30, 2025, there were 92,500 restricted stock awards outstanding, and the Company had $7,345 of unrecognized compensation expense related to non-vested restricted stock awards, as described in Note 9 to our September 30, 2025 unaudited consolidated financial statements.

Director Compensation

We did not compensate our directors with cash fees, stock awards, or option awards during 2024 or 2025. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board meetings. The Board may consider implementing equity-based compensation for directors in future periods.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of transactions with related parties during the years ended December 31, 2024 and the nine months ended September 30, 2025, as disclosed in the Company’s financial statements included in this Registration Statement.

Consulting Services – Chief Financial Officer

On July 16, 2025, the Company issued a Restricted Stock Award of 400,000 shares of common stock to Lang Financial Services, Inc. (“LFSI”), a consulting entity controlled by Lanny R. Lang, the Company’s Chief Financial Officer, in consideration for financial reporting and CFO services. The shares were issued pursuant to a Board-approved Restricted Stock Award, were fully vested upon grant, and had an aggregate grant-date fair value of approximately $4,480, based on the market price of the Company’s common stock on the date of issuance.

Officer Advances and Accrued Compensation

From time to time, Company officers have advanced funds or paid expenses on behalf of the Company to support operations. These advances are non-interest-bearing and unsecured. In addition, the Company’s Chief Financial Officer is engaged under a consulting arrangement and is not a W-2 employee.

As of September 30, 2025, amounts due to related parties consisted of:

•$57,777 in officer advances,

•$254,000 in accrued but unpaid consulting fees owed to the Chief Financial Officer,

•$4,500 related-party promissory note in default, and

•$2,185 of accrued interest on related-party notes.

Total amounts due to related parties as of September 30, 2025 were $343,462, of which $318,462 was classified as current and $25,000 as long-term.

Related-Party Convertible Notes

On April 18, 2025, the Company issued a Series 2025 10% Mandatorily Convertible Note in the principal amount of $25,000 to the spouse of a Company director. The note was issued for cash, matures in April 2028, and was issued on the same terms as those offered to unaffiliated investors under the Company’s convertible note offering. The transaction was conducted on an arm’s-length basis and is considered a related-party transaction under applicable accounting standards.

In addition, during the nine months ended September 30, 2025, certain accrued liabilities, including accrued legal fees and compensation, were exchanged for Series 2025 convertible notes. To the extent such liabilities related to services provided by related parties, the resulting notes are classified as related-party obligations.

Management Arrangements

The Company does not maintain formal employment agreements with its executive officers. Instead, executive officers provide services pursuant to consulting or at-will arrangements, and compensation is determined by the Board of Directors based on the Company’s financial condition, liquidity, and operational needs.

Board Approval

All related-party transactions were reviewed and approved by the Board of Directors in accordance with its fiduciary duties and with consideration given to the terms of such transactions relative to those that could have been obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 7, 2026, by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes shares over which the beneficial owner has sole or shared voting and investment power. Unless otherwise indicated, the address of each beneficial owner is c/o Farmhouse, Inc.

Name of Beneficial Owner	Shares Beneficially Owned	% of Outstanding Shares (1)
Evan Horowitz	3,739,272	19.8%
Lanny R. Lang (2)	951,964	5.0%
Michael Landau	3,739,272	19.8%
Leslie Katz	201,666	1.1%
All directors and officers as a group (4 persons)	8,632,174	45.6%

(1)Based on 18,925,950 shares outstanding as of January 7, 2026.

(2)Includes shares held by Lang Financial Services Inc. beneficially owned by Mr. Lang.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Stock

Our authorized capital stock consists of 295,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of January 7, 2026, there were 18,925,950 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Subject to any preferential rights of any series of preferred stock that may be outstanding, holders of common stock are entitled to receive dividends when, as, and if declared by our Board of Directors out of legally available funds. Upon liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share ratably in our remaining assets after payment of liabilities and any liquidation preferences of preferred stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize our Board of Directors, without further stockholder approval, to issue shares of preferred stock in one or more series and to fix the designation, powers, preferences, and rights of each such series, including dividend rights, conversion rights, voting rights, and liquidation preferences. No shares of preferred stock are outstanding as of the date of this Registration Statement.

Nevada Anti-Takeover Law

We are subject to certain provisions of the Nevada Revised Statutes, including NRS 78.378–78.3793 and NRS 78.411–78.444, which may have the effect of delaying, deferring, or preventing a change in control of the Company. Our Articles of Incorporation do not opt out of these statutory provisions. As a result, certain business combinations and control share acquisitions involving the Company may require approval by disinterested directors or stockholders and may be subject to additional restrictions.

Transfer Agent and Registrar

Securities Transfer Corporation

2901 N. Dallas Parkway, Suite 380

Plano, Texas 75093

Telephone: (469) 633-0101

SHARES ELIGIBLE FOR FUTURE SALE

As of January 7, 2026, we had 18,925,950 shares of common stock outstanding. Of these shares, 500,000 shares are held by the selling stockholders named in this prospectus and 18,425,950 shares are held by non-affiliates and are not registered for resale under this Registration Statement.

Shares of common stock held by persons who are not selling stockholders may be sold in the public market pursuant to Rule 144 under the Securities Act, subject to applicable holding periods, volume limitations, and other conditions. As of the date of this prospectus, no shares held by non-affiliates are eligible for resale under Rule 144 or will become eligible for resale upon the expiration of the applicable holding period.

In addition, as of January 7, 2026, the Company had not reserved any shares of common stock for future issuance. While it is required to reserve shares to satisfy potential conversions of its outstanding convertible note payable, those instruments were not convertible as of year-end. Additionally, the number of shares issuable upon conversion is not currently determinable and will depend on future events, including pricing triggers specified in the respective agreements.

We may also issue additional shares of common stock or securities convertible into common stock in the future without stockholder approval, subject to applicable laws and stock exchange rules. Any such issuances could result in substantial dilution to existing stockholders and increase the number of shares eligible for resale in the public market.

PLAN OF DISTRIBUTION

This prospectus covers the resale by GHS Investments, LLC (the “Selling Stockholder”) of up to 80,500,000 shares of our common stock, consisting of (i) 500,000 commitment shares previously issued to the Selling Stockholder and (ii) shares of common stock that may be issued and sold by us to the Selling Stockholder from time to time pursuant to that certain Equity Financing Agreement dated November 5, 2025 (the “Agreement”). Shares issuable under the Agreement are not outstanding as of the date of this prospectus.

Pursuant to the Agreement, we may, from time to time following the effective date of this Registration Statement, deliver a put notice (a “Put Notice”) to the Selling Stockholder directing it to purchase a specified dollar amount of our common stock. Each purchase price will be calculated at a discount to the market price of our common stock, as determined pursuant to a formula set forth in the Equity Financing Agreement, which provides for a purchase price equal to the lower of (i) 95% of the market price of our common stock during the applicable pricing period or (ii) 100% of the lowest intraday trading price during such pricing period. The minimum draw amount is $10,000 and the maximum draw amount is $500,000, subject to a cap of 200% of the average daily trading dollar volume of our common stock. A minimum of ten trading days must elapse between Put Notices. The Agreement will terminate upon the earlier of (i) 24 months after the effective date of this Registration Statement or (ii) the purchase of an aggregate of $20 million of our common stock.

The Selling Stockholder may offer and sell the shares from time to time in one or more transactions, including:

•on OTC Markets or any other trading market for our common stock;

•in privately negotiated transactions;

•through block trades or ordinary brokerage transactions;

•through underwriters or dealers, if engaged by the Selling Stockholder (in which case a prospectus supplement will be filed); or

•through any combination of these methods, at prevailing market prices or negotiated prices.

The Selling Stockholder will sell the shares at times and in amounts determined solely by the Selling Stockholder. The Company does not control or determine the timing, amount, or price at which the Selling Stockholder resells the shares.

We will bear all costs, expenses, and fees incurred in connection with the registration of the shares, including filing fees and our legal and accounting expenses. The Selling Stockholder will bear all underwriting discounts, selling commissions, brokerage fees, and transfer taxes, if any, applicable to the sale of the shares.

Under the Securities Act of 1933, as amended, and Regulation M promulgated thereunder, the Selling Stockholder is deemed to be an ‘underwriter’ within the meaning of Section 2(a)(11) of the Securities Act of 1933 with respect to such shares. We have agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholder has agreed not to engage in any short sales of our common stock during any period in which a Put Notice is outstanding.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Kline Law Group, Attn.: Scott C. Kline, 15615 Alton Pkwy, Suite 450, Irvine, CA 92618. Telephone: (949) 271-6355. Counsel may rely on local counsel for matters of Nevada law.

EXPERTS

The consolidated financial statements of Farmhouse, Inc. as of and for the year ended December 31, 2024 included in this Registration Statement have been audited by Mac Accounting Group & CPAs, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements, and other information with the U.S. Securities and Exchange Commission. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains an internet website at www.sec.gov that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In the opinion of the SEC, indemnification of directors, officers, or controlling persons for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable. Should a claim for indemnification be asserted, the Company will submit the matter to a court of appropriate jurisdiction for adjudication.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

Expense	Amount ($)
SEC registration fee	2,969
Accounting fees and expenses	3,500
Legal fees and expenses	20,000
Financial printing and EDGAR filing fees	2,500
Transfer agent and registrar fees	-
Miscellaneous expenses	-
Total	28,969

Item 14. Indemnification of Directors and Officers

The Company is a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against certain liabilities and expenses incurred in connection with legal proceedings, subject to the limitations set forth therein.

The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Nevada law. These provisions generally permit indemnification against expenses, judgments, fines, and amounts paid in settlement incurred by a director or officer in connection with a proceeding if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

The Company has entered into, or may in the future enter into, indemnification agreements with its directors and officers that provide for indemnification to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, the Company has issued and sold securities that were not registered under the Securities Act in reliance upon exemptions from registration, including Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. These transactions involved sales to accredited investors or other persons exempt from registration requirements. No general solicitation or advertising was used in connection with these offerings. The securities issued were subject to restrictions on transfer and were not registered under the Securities Act.

A description of these transactions is set forth below:

Year ended December 31, 2025

Common stock transactions during the year ended December 31, 2025, were as follows:

•On July 16, 2025, the Board granted an RSA of 400,000 shares of common stock under the 2021 Omnibus Incentive Plan (“2021 OIP”).

Year ended December 31, 2024

Common stock transactions during the year ended December 31, 2024, were as follows:

•On May 17, 2024, the Board granted RSAs) totaling 340,000 shares of common stock under the 2021 OIP.

•On May 28, 2024, the Company issued 62,500 shares to an unrelated third party pursuant to a Subscription Agreement at $0.40 per share, resulting in cash proceeds of $25,000.

•On September 6, 2024, the Board granted an RSA of 10,000 shares of common stock under the 2021 OIP.

•On July 6, 2024, the Company issued 187,500 shares to Thrown, LLC in connection with the Share Exchange Agreement, valued at $26,175 based on the closing price on the OTCQB market.

Year ended December 31, 2023

A summary of the Company’s common stock transactions during the year ended December 31, 2023 is as follows:

•The Company granted RSAs totaling 50,000 shares of common stock under the Company’s 2021 OIP to a Company director and a consultant.

The issuance of these securities was made pursuant to exemptions from registration under the Securities Act, and all recipients represented that they were acquiring the securities for investment and not with a view to distribution.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of, or incorporated by reference into, this Registration Statement.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information required is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed.

2.That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein.

3.To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

4.That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 16, 2026.

FARMHOUSE INC.

By:	/s/ Evan Horowitz
EVAN HOROWITZ
Chief Executive Officer, Director
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Evan Horowitz and Michael Landau, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Evan Horowitz
EVAN HOROWITZ
Chief Executive Officer, Director
(Principal Executive Officer)

By:	/s/ Lanny R. Lang
LANNY R. LANG
Chief Financial Officer, Chief Accounting Officer
(Principal Financial and Accounting Officer)

By:	/s/ Michael Landau
MICHAEL LANDAU
Chief Technology Officer, Treasurer, Director

By:	/s/ Leslie Katz
LESLIE KATZ
Director

FINANCIAL STATEMENTS

•Report of Independent Registered Public Accounting Firm (PCAOB ID: 6258)

•Audited Financial Statements (FY 2024 / FY 2023)

•Unaudited Interim Financial Statements (9/30/2025)

36

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Farmhouse, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Farmhouse, Inc. as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Farmhouse, Inc. as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to Farmhouse, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Farmhouse, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the board of directors and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  We determined that there are no critical audit matters.

/s/ Mac Accounting Group & CPAs, LLP

We have served as Farmhouse, Inc.’s auditor since 2018.

Midvale, Utah

June 20, 2025

Audited Financial Statements (FY 2024 / FY 2023)

FARMHOUSE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$413	$-
Accounts receivable	-	4,170
Prepaid expenses	4,200	3,990
Total current assets	4,613	8,160

Deposit on Investment	26,175	-
Total assets	$30,788	$8,160

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$59,701	$45,435
Accrued legal fees	425,625	387,501
Accrued payroll and payroll taxes	1,313,896	1,129,752
Accrued liabilities	37,946	34,050
Accrued interest payable	79,226	61,745
Convertible notes payable, in default	45,000	45,000
Notes payable, $50,000 in default	85,567	50,000
Due to related parties	292,397	198,958
Total current liabilities	2,339,358	1,952,441

Long-term liabilities:
Convertible notes payable, long-term	34,000	34,000
Total long-term liabilities	34,000	34,000
Total liabilities	2,373,358	1,986,441

Commitments and contingencies	-	-

Stockholders’ deficit:
Preferred stock; $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and 2023	-	-
Common stock; $0.0001 par value, 295,000,000 shares authorized, 17,925,950 and 17,325,950 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1,793	1,733
Additional paid-in capital	4,425,468	4,325,474
Accumulated deficit	(6,769,831)	(6,305,488)
Total stockholders’ deficit	(2,342,570)	(1,978,281)
Total liabilities and stockholders’ deficit	$30,788	$8,160

The accompanying notes are an integral part of these consolidated financial statements

FARMHOUSE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,

	2024	2023

REVENUES
Revenues	$4,154	$15,227
Costs of revenues	(1,875)	(6,930)
Gross margin	2,279	8,297

OPERATING EXPENSES
General and administrative	286,636	336,092
Professional fees	124,032	181,751
Total operating expenses	410,668	517,843

LOSS FROM OPERATIONS	(408,389)	(509,546)

OTHER INCOME (EXPENSE):
Interest expense	(55,954)	(51,243)
Total other income (expense)	(55,954)	(51,243)

NET LOSS	$(464,343)	$(560,789)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.03)	$(0.03)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	17,669,080	17,130,160

The accompanying notes are an integral part of these consolidated financial statements

FARMHOUSE, INC. AND SUBSIDIARY
CONSENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the years ended December 31, 2024 and 2023

	Common Stock			Accumulated
	Shares	Par Value	Paid-in Capital	Deficit	Total

Balance at December 31, 2022	17,075,950	$1,708	$4,159,075	$(5,744,699)	$(1,583,916)

Common stock issued for Restricted Stock Awards	250,000	25	(25)	-	-
Stock-based compensation on RSA's vested	-	-	166,424	-	166,424
Net loss	-	-	-	(560,789)	(560,789)
Balance at December 31, 2023	17,325,950	1,733	4,325,474	(6,305,488)	(1,978,281)

Common stock sold	62,500	6	24,994	-	25,000
Common stock issued for Restricted Stock Awards	350,000	35	(35)	-	-
Deposit on Investment	187,500	19	26,156	-	26,175
Stock-based compensation on RSA's vested	-	-	48,879	-	48,879
Net loss	-	-	-	(464,343)	(464,343)
Balance at December 31, 2024	17,925,950	$1,793	$4,425,468	$(6,769,831)	$(2,342,570)

The accompanying notes are an integral part of these consolidated financial statements

FARMHOUSE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,

	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(464,343)	$(560,789)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Stock-based compensation on RSA's vested	48,879	166,424
Changes in operating assets and liabilities:
Accounts receivable	4,170	(4,170)
Prepaid expenses	(210)	(180)
Accounts payable	13,099	30,939
Accrued legal fees	38,124	39,364
Accrued payroll and payroll taxes	184,144	184,144
Accrued liabilities	3,896	-
Accrued liabilities related party	48,000	48,000
Accrued interest payable	17,481	12,814
Accrued interest payable to related party	348	-
Net cash used in operating activities	(106,412)	(83,454)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	25,000	-
Proceeds from borrowings on note payable	35,567	-
Proceeds from borrowings on note payable from related party	4,500	-
Proceeds from borrowings of convertible notes payable	-	34,000
Borrowings from related party debt and short-term advances	41,758	10,761
Repayment of related party debt and short-term advances	-	(23,370)
Net cash provided by financing activities	106,825	21,391

NET CHANGE IN CASH	413	(62,063)
CASH AT BEGINNING OF PERIOD	-	62,063
CASH AT END OF PERIOD	$413	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Repayment of related party advances with personal charges on the Company credit card	$1,167	$3,315
Shares issued for deposit on investment	$26,175	$-

The accompanying notes are an integral part of these consolidated financial statements

FARMHOUSE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

NOTE 1 – ORGANIZATION AND OPERATIONS

Farmhouse, Inc. (the “Company”) is a Nevada corporation focused on technology and brand development. The Company operates through its wholly owned subsidiaries, including Farmhouse Washington and Farmhouse DTLA, Inc., and holds a portfolio of intellectual property assets, including domains and assorted trademarks.

The Company was originally incorporated in 2013 and has undergone several name and domicile changes, most recently adopting the Farmhouse name in 2019 following the acquisition of Farmhouse Washington. The financial statements represent a continuation of Farmhouse Washington, adjusted to reflect the capital structure of the parent.

The Company previously pursued Web3 licensing initiatives, which have since been discontinued. It is currently focused on strategic acquisitions to leverage its public company platform and enhance shareholder value.

Share Exchange Agreement with Thrown, LLC

In alignment with this strategic shift, on September 10, 2024, the Company entered into a Share Exchange Agreement (“SEA”) with Thrown, LLC (“Thrown”) and its members. Thrown is a beverage company and its initial product is Good Game by T-Pain, a nootropic esports beverage packaged in 2-ounce servings. Under the SEA, the Company will acquire all the membership interests of Thrown in exchange for 5,130,000 newly issued shares of common stock. This represents approximately 25% of the Company’s total issued and outstanding shares following the closing of the transaction. As of June 20, 2025, the date of this report, the transaction has not closed, and discussions with Thrown management are ongoing. See Notes 3 and 13.

Proposed Acquisition of Ledgewood Holdings, LLC

On June 9, 2025, the Company entered into a non-binding term sheet with Ledgewood Holdings, LLC (“Ledgewood”), a multi-unit franchise operator with approximately $31 million in trailing twelve-month revenue. The term sheet contemplates the acquisition of Ledgewood by the Company through the issuance of up to 31,000,000 shares of the Company’s common stock. The term sheet is non-binding and subject to the execution of definitive agreements, and accordingly, as of June 20, 2025, the date of this report, there can be no assurance that the transaction will be consummated on the terms proposed or at all. See Note 13.

Going Concern and Management Plans

The accompanying audited consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the year ended December 31, 2024, the Company incurred a net loss of $464,343 and had a stockholders’ deficit of $2,342,570. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued.

Management intends to address this uncertainty through continued financing from officer loans, third-party borrowings, and equity sales. While no assurance can be given, management believes these sources will provide sufficient liquidity to support operations in the near term.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as issued by the Financial Accounting Standards Board (“FASB”). References to the “ASC” refer to the Accounting Standards Codification established by FASB

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Farmhouse Washington and DTLA (together, the “Company”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures at the date of the consolidated financial statements. Significant estimates include, but are not limited to, convertible debt, valuation of deferred tax assets and any related valuation allowances, contingent assets and liabilities, and valuation of stock-based compensation awards. Actual results could materially differ from those estimates.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the current period presentation. Such reclassifications had no impact on previously reported net income or stockholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits held in checking and savings accounts with financial institutions and other highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less at the time of purchase. The Company had no cash equivalents as of December 31, 2024 and 2023.

Accounts Receivable

Accounts receivable represent amounts due from customers in the ordinary course of business and are recorded at the invoiced amount. Accounts receivable do not bear interest and are presented net of an allowance for doubtful accounts. The Company evaluates the collectability of its accounts receivable and establishes an allowance based on a combination of factors, including historical collection trends and specific information about customer credit risk. When the Company becomes aware of a customer’s inability to meet its financial obligations, a specific allowance for doubtful accounts is recorded. During the year ended December 31, 2024, the Company recognized bad debts of $607 on its accounts receivable.

Debt

The Company accounts for its debt obligations in accordance with ASC 470, Debt. Debt is recognized at the principal amount net of applicable debt discounts or premiums, which are amortized over the term of the related instrument using the effective interest method. Fees and costs directly related to the issuance of debt are capitalized and presented as a deduction from the carrying amount of the liability and are amortized over the life of the related debt instrument. Interest expense is recorded as incurred. If a debt modification or extinguishment occurs, the Company evaluates whether the transaction should be accounted for as a modification or extinguishment in accordance with ASC 470-50. The weighted-average interest rate of short-term debt outstanding as of December 31, 2024 and 2023 was 13.5% and 11.7%, respectively.

Fair Value of Financial Instruments

The Company follows ASC 820, Fair Value Measurement, in determining the fair value of financial assets and liabilities when applicable. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in fair value measurements are classified into three levels within the fair value hierarchy based on their observability.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses, convertible notes payable, notes payable, and amounts due to related parties. The carrying amounts of these instruments approximate fair value due to their short-term nature or standard market terms. As of December 31, 2024, the Company did not have any financial assets or liabilities measured at fair value on a recurring or non-recurring basis.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. When such indicators are present, the Company compares the carrying amount of the asset group to the estimated future undiscounted net cash flows expected to be generated from the use and eventual disposition of the asset group, excluding interest costs. If the sum of the undiscounted cash flows is less than the carrying amount, an impairment loss is recognized. No impairment loss was recognized during the years ended December 31, 2024 or 2023.

Intangible Assets

The Company accounts for intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever events or circumstances suggest that their carrying value may not be recoverable.

Leases

The Company accounts for leases in accordance with ASC 842, Leases. As of December 31, 2024, the Company did not have any operating or financing leases requiring recognition on the balance sheet.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers, which outlines a five-step framework: identify the contract with a customer; identify the performance obligation(s) in the contract; determine the transaction price; allocate the transaction price to the performance obligation(s); and recognize revenue when (or as) the performance obligation(s) are satisfied. Revenue is recognized in an amount that reflects the consideration the Company expects to receive in exchange for goods or services, when control of the promised goods or services is transferred to customers.

The Company generated revenues of $4,154 and $15,227 for the years ended December 31, 2024 and 2023, respectively. Revenues were generated from license fees in connection with NFT art license agreements, whereby licensees are granted a limited right to use the Company’s NFTs for the purpose of creating, marketing, and selling branded cannabis and hemp products and accessories. The Company’s performance obligation is met upon granting the licensee access to the NFTs. Revenue is recognized as the licensee sells products, based on a percentage of their gross sales. Fees are due the month after sales occur. One licensee accounted for 90% and 91% of license revenues for the years ended December 31, 2024 and 2023, respectively.

The corresponding costs of revenues associated with license revenues were $1,875 and $6,930 for the year ended December 31, 2024 and 2023, respectively.

As discussed in Note 1, the Company has ceased pursuing its NFT licensing business and does not expect to generate further licensing revenues. The decision to discontinue this line of business was made as part of a strategic shift to focus on other opportunities.

Stock-Based Compensation

The Company accounts for stock-based awards in accordance with ASC 718, Compensation – Stock Compensation. Compensation costs related to stock options, restricted stock units, and other equity awards are measured based on the fair value of the awards at the grant date and recognized as expense over the requisite service period, typically the vesting period. The Company estimates the fair value of stock options using the Black-Scholes option-pricing model. Forfeitures are accounted for as they occur.

Commitments and Contingencies

The Company accounts for contingencies in accordance with ASC 450, Contingencies. Liabilities are recognized when it is probable that a liability has been incurred and the amount can be reasonably estimated. Disclosures are made for material loss contingencies that are reasonably possible or where the amount of loss cannot be estimated. Remote contingencies are generally not disclosed unless related to guarantees.

Related Party Transactions

The Company accounts for related party transactions in accordance with ASC 850, Related Party Disclosures. Related party transactions, balances, and relationships are identified separately in the consolidated financial statements and related notes. Management evaluates all related party transactions for proper accounting, disclosure, and potential conflicts of interest.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion will not be realized. The Company evaluates its tax positions to determine whether it is more likely than not that a tax position will be sustained upon examination. Changes in tax laws and rates are reflected in the period of enactment.

Net Income (Loss) per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, using the treasury stock method, but only to the extent that such inclusion would not be anti-dilutive. Potentially dilutive securities include convertible notes, stock options, warrants, and restricted stock awards. In periods where the Company reports a net loss, all potentially dilutive securities are considered anti-dilutive and are therefore excluded from the computation of diluted net loss per share. As of December 31, 2024 and 2023 the Company had convertible notes outstanding, however, certain events that triggered, or allowed for, conversion had not yet occurred; therefore as of those dates the Company had no potentially dilutive securities.

Business Combinations

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations. Under this method, the Company allocates the fair value of the purchase consideration to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Any excess of the purchase price over the net assets acquired is recorded as goodwill. Acquisition-related costs are expensed as incurred, and contingent consideration, if any, is measured at fair value on the acquisition date and remeasured at each reporting date until settled.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable as of December 31, 2024. The Company places its cash with high credit quality financial institutions.

Segment Reporting

The Company operates as a single reportable segment. The Chief Financial Officer, who is the Company’s Chief Operating Decision Maker (CODM), evaluates operating results and allocates resources on a consolidated basis. As such, the Company’s operations are managed and reported as one segment.

The Company’s segment disclosure reflects the nature of its operations as a technology and brand development company within the cannabis industry. The CODM reviews financial performance based on consolidated operating results, including revenue, gross profit, and net loss. No disaggregated operating results are regularly reviewed below the consolidated level, and no discrete segment-level information is maintained.

In accordance with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, the Company considered whether additional disclosures were required, including significant segment expenses and measures used by the CODM. However, the CODM evaluates the Company’s performance based solely on consolidated financial results, and no additional measures or expense categories are used for internal decision-making.

The Company generates all revenues from license agreements with third parties located in the United States. All of the Company’s assets are located in the United States.

Recently Issued Accounting Pronouncements

The Company monitors and evaluates the impact of accounting standards and updates issued by the Financial Accounting Standards Board (“FASB”) and other standard-setting bodies. Management has assessed recently issued accounting pronouncements and concluded that none are expected to have a material effect on the Company’s consolidated financial statements or related disclosures, except as noted below.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update requires public entities to disclose significant segment expenses and other segment-related information on an annual and interim basis, even for entities with a single reportable segment. The standard also requires disclosure of the Chief Operating Decision Maker’s title and expands the interim disclosure requirements for segment profit or loss and assets.

The Company adopted ASU 2023-07 for the year ended December 31, 2024. As the Company operates as a single reportable segment and the Chief Financial Officer is the Chief Operating Decision Maker, the adoption did not result in a material change to the Company’s segment reporting.

Subsequent Events

The Company accounts for subsequent events in accordance with ASC 855, Subsequent Events. The Company evaluates events and transactions that occur after the balance sheet date but before the financial statements are issued or available to be issued. Recognized subsequent events are those that provide additional evidence about conditions that existed at the balance sheet date and are recorded in the financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are disclosed if material. The Company evaluated subsequent events through June 20, 2025, the date of this report.

NOTE 3 – DEPOSIT ON INVESTMENT

As discussed in Note 1, the Company entered into a Share Exchange Agreement with Thrown, LLC (“Thrown”) and its members for a proposed acquisition of all membership interests of Thrown, a beverage company whose initial product is Good Game by T-Pain, a nootropic functional esports beverage.

On July 6, 2024, the Company and Thrown agreed to a price per share of $0.40 for the Company’s common stock, and the Company issued 187,500 shares to Thrown as an equity deposit valued at $75,000 under the Original SEA. The fair market value of the stock on the issuance date, based on the closing price on the OTCQB market, was $0.1396 per share, or approximately $26,175.

Because the closing conditions had not been satisfied as of December 31, 2024, control of Thrown had not transferred under ASC 805. Therefore, the Company recorded the fair value of the shares issued as a Deposit for Investment. This deposit represents an advance made in anticipation of completing the acquisition. If the transaction does not close, the shares will be treated as a break-up fee and charged to expense.

As of June 20, 2025, the date of this report, the transaction has not closed, and discussions with Thrown management are ongoing. See Note 13.

NOTE 4 – CONVERTIBLE NOTES PAYABLE, IN DEFAULT

Convertible notes payable is comprised of a promissory note issued to an unrelated individual with a principal amount of $45,000 as of both December 31, 2024 and 2023. Principal and accrued interest were originally due in July 2018, and the note is currently in default. The note bears interest at a rate of 18% per annum, accrues monthly, and is unsecured.

The note, together with all unpaid accrued interest, is automatically convertible in full upon the closing of a qualified financing. A qualified financing is defined as an equity financing resulting in gross proceeds to the Company of at least $750,000 (including the conversion of this note and other debt). Upon a qualified financing, the conversion price would be equal to 100% of the per share price paid by investors in the financing, subject to the following valuation adjustments: (i) if the Company’s valuation associated with the qualified financing is less than $15,000,000, the conversion price shall be based on a $15,000,000 valuation; and (ii) if the valuation exceeds $30,000,000, the conversion price shall be based on a $30,000,000 valuation.

Interest expense related to the convertible note was $8,123 and $8,099 for the year ended December 31, 2024 and 2023, respectively. Accrued interest was $60,517 and $52,394 as of December 31, 2024 and 2023, respectively.

NOTE 5 – NOTES PAYABLE

In 2021, the Company entered into a loan agreement with an unaffiliated individual (the “Lender”) for borrowings up to $75,000 and received a first advance of $50,000. The loan, which was due nine months after the first advance, remains outstanding and in default as of December 31, 2024. The loan bears interest at a rate of 6% per annum. At the Lender’s sole discretion, the maturity date may be extended. Borrowings under this loan are senior in priority to any other indebtedness of the Company. The Company’s Chief Executive Officer personally and unconditionally guaranteed repayment of the loan.

Interest expense related to this loan was $3,008 and $3,000 for the year ended December 31, 2024 and 2023, respectively. Accrued interest was $10,644 and $7,636 as of December 31, 2024 and December 31, 2023, respectively.

During the year ended December 31, 2024, the Company issued the following unsecured promissory notes to unrelated parties:

Date	Principal Amount	Interest Rate	Maturity Date	Purpose
April 26, 2024	$5,000	20%	October 26, 2024	Cash proceeds
April 26, 2024	$5,000	20%	October 26, 2024	Cash proceeds
July 2, 2024	$11,677	12%	January 2, 2025	Vendor payment
August 9, 2024	$5,500	20%	February 9, 2025	Vendor payment
September 30, 2024	$8,400	20%	March 31, 2025	Vendor payment

Each of the notes bears interest at the stated annual rate, calculated based on the actual number of days elapsed over a 365-day year. All notes are unsecured and provide for acceleration of payment upon the occurrence of customary events of default, including non-payment, insolvency, bankruptcy, or a change of control of the Company. The notes have not been registered under the Securities Act of 1933, as amended, and the holders have represented that they are acquiring the notes for investment purposes only and not with a view to distribution.

Interest expense related to these notes was $2,925 for the year ended December 31, 2024 and accrued interest was $2,925 as of December 31, 2024. As of June 20, 2025, the date of this report, the notes are in default.

NOTE 6 – DUE TO RELATED PARTIES

Due to related parties is comprised of the following:

December 31,	2024	2023
Loans from Company officers	69,549	28,958
Accrued liability to contracted CFO	218,000	170,000
Note Payable to Officer	4,500	-
Accrued interest on Note Payable to Officer	348	-
Due to related parties	$292,397	$198,958

As of December 31, 2024 and 2023, loans from Company officers totaled $69,549 and $28,958, respectively. These amounts represent cash advances made by Company officers to fund operating expenses and direct payments made by Company officers on behalf of the Company. All amounts due to related parties are non-interest bearing and unsecured. During the year ended December 31, 2024, Company officers advanced a total of $41,758 to the Company. Repayments during the year totaled $1,167, all of which were made through officers’ personal charges to the Company’s credit card; no cash repayments were made.  During the year ended December 31, 2023, Company officers advanced $10,761 to the Company and received repayments totaling $26,685, of which $3,315 were repaid via officers’ personal charges to the Company’s credit card and $23,370 were repaid in cash.

The Company’s Chief Financial Officer is contracted and is not a W-2 employee. During the year ended December 31, 2024 the Company expensed the following for the CFO’s services: $53,000 in compensation ($5,000 of which was paid in cash) and $17,900 in Restricted Stock Awards that vested during the year. During the year ended December 31, 2023 the Company expensed the following for the CFO’s services: $48,000 in compensation and $70,000 in Restricted Stock Awards that vested during the year. As of December 31, 2024 and 2023, the Company owed $218,000 and $170,000, respectively, for services provided since 2021.

On August 12, 2024, the Company entered into an unsecured promissory note with the Company’s Chief Executive Officer in the principal amount of $4,500. The note bears interest at a rate of 20% per annum, calculated based on the actual number of days elapsed over a 365-day year. All unpaid principal and accrued but unpaid interest was due and payable in full on February 12, 2025. The note provides for acceleration of payment upon the occurrence of customary events of default, including the Company’s failure to pay amounts due, insolvency, bankruptcy, or a change of control, as defined in the note. Because the note was issued to the Company’s Chief Executive Officer, it is classified as a related party transaction under applicable accounting standards.

Interest expense related to this note was $348 for the year ended December 31, 2024 and accrued interest was $348 as of December 31, 2024. As of June 20, 2025, the date of this report, the note matured on February 12, 2025, and remains unpaid. Accordingly, the note is in default.

NOTE 7 – CONVERTIBLE NOTES PAYABLE – LONG-TERM

In May 2023, the Board of Directors authorized an offering of up to $1,000,000 of mandatorily convertible notes, designated as Series 2023 10% Mandatorily Convertible Notes (the “Series 2023 Notes”), to fund Web3 product development activities as well as sales, marketing, and administrative expenses. During the year ended December 31, 2023, the Company raised $34,000 through the issuance of Series 2023 Notes. The Series 2023 Notes mature 36 months from the issue date (which range between June 1, 2026 and October 2, 2026), and bear interest at 10% per annum.

The Series 2023 Notes are mandatorily convertible 30 calendar days after the earliest to occur of: (i) the Company’s common stock achieving a closing price greater than $1.00 for ten consecutive trading days (a “Market Forced Conversion”), or (ii) the Company completing an offering of common stock resulting in gross proceeds of at least $1,000,000 (an “Offering Forced Conversion”). Upon conversion, the Series 2023 Notes will automatically convert into shares of common stock at a conversion price equal to 75.8% of: (i) the closing price of the Company’s common stock on the tenth trading day for a Market Forced Conversion, or (ii) the offering price of the Company’s common stock for an Offering Forced Conversion.

The number of shares issuable upon conversion is determined by adding the principal amount of the Series 2023 Notes, accrued and unpaid interest, and any applicable default interest, and dividing by the applicable conversion price. The conversion price is subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company, combinations, recapitalizations, reclassifications, extraordinary distributions, and similar events. Assuming the Series 2023 Notes are not mandatorily converted as discussed above, maturity will be in the fiscal year ended December 31, 2026.

Interest expense related to the Series 2023 Notes was $3,426 and $1,715 for the year ended December 31, 2024 and 2023, respectively. Accrued interest was $5,141 and $1,715 as of December 31, 2024 and December 31, 2023, respectively.

NOTE 8 – STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 295,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The Board of Directors has the authority, in its sole discretion, to establish series of preferred stock and to fix the par value, dividend rates, designations, preferences, privileges, and restrictions of each series. No shares of preferred stock were issued or outstanding as of December 31, 2024 or 2023.

As of December 31, 2024, the Company had not reserved any shares of common stock for future issuance. While the Company is required to reserve shares to satisfy potential conversions of its outstanding convertible note payable (see Note 4) and Series 2023 Notes (see Note 7), those instruments were not convertible as of year-end. The number of shares issuable upon conversion is not currently determinable and will depend on future events, including pricing triggers specified in the respective agreements.

Common Stock Activity

Common stock transactions during the year ended December 31, 2024, were as follows:

•On May 17, 2024, the Board granted Restricted Stock Awards (“RSAs”) totaling 340,000 shares of common stock under the 2021 Omnibus Incentive Plan. See Note 9.

•On May 28, 2024, the Company issued 62,500 shares to an unrelated third party pursuant to a Subscription Agreement at $0.40 per share, resulting in cash proceeds of $25,000.

•On September 6, 2024, the Board granted an RSA of 10,000 shares of common stock under the 2021 Omnibus Incentive Plan. See Note 9.

•On July 6, 2024, the Company issued 187,500 shares to Thrown, LLC in connection with the Share Exchange Agreement, valued at $26,175 based on the closing price on the OTCQB market. See Note 3.

As a result of these issuances, the Company had 17,925,950 shares of common stock outstanding as of December 31, 2024.

In the prior year ended December 31, 2023, the Company granted Restricted Stock Awards of 250,000 shares of common stock under the Company’s 2021 Omnibus Incentive Plan to a Company director and a consultant. See Note 9.  As a result of these transactions, the Company has 17,325,950 shares of common stock outstanding as of December 31, 2023.

NOTE 9 – STOCK-BASED COMPENSATION AND RESTRICTED STOCK AWARDS

In May 2021, the Board of Directors approved the Farmhouse, Inc. 2021 Omnibus Incentive Plan (“2021 OIP”), permitting the issuance of up to 3,000,000 shares of common stock through awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards, and cash-based awards. The 2021 OIP was ratified by stockholders holding a majority of the Company’s outstanding shares.

Options granted under the 2021 OIP may be either incentive stock options, as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of options must not be less than 100% of the fair market value of the Company’s common stock on the date of grant (110% for holders of more than 10% of the voting stock). Options become exercisable as determined by the Board of Directors and expire no later than ten years from the date of grant (five years for optionees owning more than 10% of voting stock).

Restricted stock awards (“RSAs”) are issued at fair market value on the grant date and typically vest in monthly or quarterly installments, subject to continued service. Stock-based compensation for RSAs is recognized on a straight-line basis over the vesting period.

Restricted Stock Awards (“RSAs”)

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation, recognizing expense based on the grant-date fair value of awards over the requisite service period. Forfeitures are recognized as they occur. All awards were in the form of Restricted Stock Awards (“RSAs”) granted under the 2021 Omnibus Incentive Plan (“2021 OIP”). RSAs are valued based on the closing price of the Company’s common stock on the OTCQB market on the date of grant, and expense is recognized as the shares vest. No stock options or other equity instruments were granted during the periods presented.

A total of 350,000 RSAs were granted during the year ended December 31, 2024, including (i) 100,000 shares awarded for CFO services, vesting 50,000 shares on September 30, 2024, 25,000 shares on December 31, 2024, and 25,000 shares on March 31, 2025; (ii) 240,000 shares granted to legal counsel supporting the Thrown transaction, vesting 10,000 shares monthly from September 30, 2024 through May 31, 2026; and (iii) 10,000 shares granted to a consultant, vesting in monthly installments of 2,500 shares from September 30, 2024 through December 31, 2024. In the prior year, the Company granted 250,000 RSAs, including (i) 200,000 shares to a new director, vesting 100,000 shares on December 31, 2023 and 12,500 shares quarterly through December 31, 2025, and (ii) 50,000 shares to a consultant, vesting 10,000 shares monthly beginning October 31, 2023.

The following table summarizes RSA activity for the periods presented:

	Number of RSAs	Weighted Average Grant Date Fair Value
Balance as of January 1, 2023	752,000	$0.251
Awarded	250,000	$0.050
Vested	(732,000)	$0.227
Forfeited	-	$-
Balance as of December 31, 2023	270,000	$0.128
Awarded	350,000	$0.089
Vested	(400,000)	$0.122
Forfeited	-	$-
Balance as of December 31, 2024	220,000	$0.076

Stock-based compensation expense recognized was $48,879 and $166,424 for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the Company had approximately $16,780 of unrecognized compensation expense related to non-vested RSAs, which is expected to be recognized over a weighted-average remaining period of approximately 1.4 years. Estimated expense recognition is $12,580 in 2025 and $4,200 in 2026.

NOTE 10 – LITIGATION

In August 2017, the Company’s subsidiary, DTLA, entered into a Strategic Consulting Agreement (the “SCA”) with Los Angeles Farmers, Inc. (“LAFI”), formerly known as a medical marijuana growing and retail company. In October 2017, DTLA filed litigation in Los Angeles County Superior Court (Case No. BC681251) against LAFI and its principals, seeking to enforce its rights under the SCA. Following a confidential settlement with the principals in January 2020 and a judgment in favor of DTLA against LAFI in April 2021, a court-appointed receiver completed the sale of LAFI in April 2024.

As of June 20, 2025, the date of this report, there has been no material activity related to the matter for more than two years. The Company does not expect to recover any proceeds from the sale and is no longer pursuing any remedies. Accordingly, the matter is considered closed.

The Company has no active litigation as of December 31, 2024.

NOTE 11 – INCOME TAXES

As of December 31, 2024, the Company had approximately $4,010,000 of federal and state net operating loss carryforwards (“NOLs”) available to offset future taxable income. Federal NOLs generated after 2017 are subject to indefinite carryforward but are limited to 80% of taxable income in any given period under the Tax Cuts and Jobs Act. State NOL carryforwards generally expire between 2039 and 2043. Due to the Company's cumulative losses and uncertainty regarding future profitability, a full valuation allowance has been recorded against all deferred tax assets as of December 31, 2024 and 2023.

The Company used an effective federal income tax rate of 21% in calculating its deferred tax assets and liabilities. The components of the Company’s net deferred tax assets are as follows:

Year Ended December 31,	2024	2023
Net operating loss carryforwards	842,100	789,000
Accrued payroll and compensation	275,900	220,000
Depreciation differences	42,600	47,300
Valuation allowance	(1,160,600)	(1,056,300)
Net deferred tax assets	$-	$-

The reconciliation of the expected U.S. federal income tax provision (benefit) based on the statutory rate to the Company’s recorded provision is as follows:

Year Ended December 31,	2024	2023
Federal statutory rate applied to pre-tax income (loss)	$(97,100)	$(117,800)
Depreciation	(4,600)	(4,700)
Meals and entertainment disallowance	100	200
Other non-deductible expenses	10,300	34,900
Payroll and compensation expenses	38,700	35,700
Change in valuation allowance	53,000	51,700
Total provision for income taxes	$-	$-

As of December 31, 2024, the Company had not filed corporate income tax returns for fiscal years after 2018. While significant NOL carryforwards may offset future taxable income, the failure to file timely returns may expose the Company to penalties, interest, and potential limitations or disallowance of its NOLs. Management intends to complete all outstanding tax filings but cannot guarantee full preservation of all tax benefits.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in legal proceedings, claims, or regulatory matters. Management evaluates potential liabilities in consultation with legal counsel and currently does not believe that any existing matters will have a material adverse effect on its financial position or results of operations. The Company also has indemnification agreements with its officers and directors that provide for uncapped indemnity, although the Company believes the likelihood of material payments is remote.

NOTE 13 – SUBSEQUENT EVENTS

As of June 20, 2025, the date of this report, there were no subsequent events requiring adjustment or disclosure, except as noted below or disclosed elsewhere in these consolidated financial statements.

Convertible Note Issuance and Liability Conversion

On March 18, 2025, the Company issued a Convertible Promissory Note in the principal amount of $61,000 to an individual investor. The note bears interest at a rate of 10% per annum and matures 36 months from the original issue date. The note is mandatorily convertible into shares of the Company’s common stock at a conversion price equal to 50% of (i) the offering price in the event of a qualified equity financing of at least $1,000,000, or (ii) the market price if the Company’s common stock closes at or above $0.50 per share for ten consecutive trading days.

The principal amount includes $26,000 of previously accrued liabilities for services rendered, which were converted into the note in accordance with a liability conversion agreement executed on the same date. The remaining $35,000 represents new cash proceeds received by the Company. Upon execution of the note, the previously recorded liability was extinguished and reclassified as part of the convertible debt obligation.

Convertible Note Issuances for Cash

Between February 24, 2025 and April 28, 2025, the Company issued Convertible Promissory Notes totaling $85,000 of new cash proceeds to five unrelated individual investors, as follows:

•$10,000 issued to an unrelated individual on February 24, 2025.

•$25,000 issued to an unrelated individual on April 16, 2025.

•$25,000 issued to the spouse of a Company director on April 18, 2025. This note was issued on the same terms as those offered to unaffiliated investors and was executed on an arm’s length basis.

•$12,500 issued to an unrelated individual on April 21, 2025.

•$12,500 issued to an unrelated individual on April 28, 2025.

The notes bear interest at 10% per annum and mature 36 months from the date of issuance. The notes were initially convertible into shares of the Company’s common stock at a price equal to 60% of the offering price in a qualified equity financing or the Company’s market price upon sustained trading at or above $1.00 per share.  On April 15, 2025, the Company and the investors executed amendments to their respective notes to align its terms with those of more recently issued convertible notes. The amendment reduced the conversion price to 50% of the offering price in a qualified financing and 50% of the Company’s market price if the Company’s common stock trades at or above $1.00 per share for ten consecutive trading days. All other terms of the note remain unchanged. The notes were originally issued under the Company’s authorized Convertible Note Offering and are intended to convert automatically upon the occurrence of certain triggering events as described above.

Convertible Notes Issued in Exchange for Outstanding Obligations

Effective March 31, 2025, the Company entered into letter agreements with several creditors to convert existing obligations – including outstanding debt and accrued liabilities – into new

Convertible Promissory Notes. These notes were issued under the same terms as the above mentioned convertible notes issued for cash, including same interest rate, maturity, and conversion features. The following obligations were converted:

•A promissory note with an outstanding balance of $6,200, including principal and accrued interest.

•Accrued legal fees and finance charges totaling $250,000. As part of the agreement, any additional amounts owed in excess of this figure were waived in full.

•A past-due accounts payable obligation, including related charges, totaling $8,500.

•A promissory note with a combined principal and accrued interest balance of $13,400.

The issuance of these Convertible Promissory Notes fully extinguished the Company’s obligations related to the original debts and liabilities.

Update on Share Exchange Agreement with Thrown

As discussed in Notes 1 and 3, the Company previously entered into a Share Exchange Agreement (“Original SEA”) with Thrown, LLC for the proposed acquisition of all membership interests of Thrown. As of June 20, 2025, the date of this report, the transaction has not closed, and discussions with Thrown management are ongoing. There can be no assurance that the closing will be completed as planned.

Proposed Acquisition of Ledgewood Holdings, LLC

On June 9, 2025, the Company entered into a non-binding term sheet with Ledgewood Holdings, LLC (“Ledgewood”), a multi-unit franchise operator with approximately $31 million in trailing twelve-month revenue. The term sheet contemplates the acquisition of Ledgewood by the Company through the issuance of up to 31,000,000 shares of the Company’s common stock. The proposed equity consideration includes (i) 15,500,000 vested shares to be issued at closing, (ii) 15,500,000 shares subject to vesting over a two-year period based on continued involvement and performance, and (iii) up to 10,000,000 additional shares that may be issued upon achievement of certain post-closing revenue-based milestones.

Under the proposed structure, Ledgewood would retain day-to-day operational control over its division, subject to Farmhouse Board approval of material financings, acquisitions, or capital raises. The Company would receive a monthly operating support contribution equal to 1.5% of Ledgewood’s gross revenue, which may be reduced or suspended if the Company’s capital position is bolstered through third-party funding. Ledgewood will have the right to appoint two members to the Company’s Board of Directors, and the Company intends to implement a supervoting structure to mitigate any risks associated with concentrated ownership.

The term sheet is non-binding and subject to the execution of definitive agreements, completion of due diligence, approval by the Company’s Board of Directors, and resolution or refinancing of approximately $5 million in outstanding debt reportedly secured by Ledgewood’s Jamba Juice assets. The Company and Ledgewood are engaged in preliminary discussions, and there can be no assurance that the transaction will be consummated on the terms proposed or at all.

Unaudited Interim Financial Statements (9/30/2025)

FARMHOUSE, INC. AND SUBSIDIARY
CONSENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash	$3,896	$413
Prepaid expenses	-	4,200
Total current assets	3,896	4,613

Deposit on Investment	26,175	26,175
Total assets	$30,071	$30,788

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$32,910	$59,701
Accrued legal fees	10,070	425,625
Accrued payroll and payroll taxes	1,452,004	1,313,896
Accrued liabilities	11,510	37,946
Accrued interest payable	112,124	79,226
Convertible notes payable, in default	45,000	45,000
Notes payable, in default	68,400	85,567
Due to related parties, $4,500 in default	318,462	292,397
Total current liabilities	2,050,480	2,339,358

Long-term liabilities:
Convertible notes payable, long-term	458,100	34,000
Convertible notes payable to related party, long-term	25,000	-
Total long-term liabilities	483,100	34,000
Total liabilities	2,533,580	2,373,358

Commitments and contingencies	-	-

Stockholders’ deficit:
Preferred stock; $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of September 30, 2025 and December 31, 2024	-	-
Common stock; $0.0001 par value, 295,000,000 shares authorized, 18,325,950 and 17,925,950 shares issued and outstanding, respectively as of September 30, 2025 and December 31, 2024	1,833	1,793
Additional paid-in capital	4,439,343	4,425,468
Accumulated deficit	(6,944,685)	(6,769,831)
Total stockholders’ deficit	(2,503,509)	(2,342,570)
Total liabilities and stockholders’ deficit	$30,071	$30,788

The accompanying notes are an integral part of these condensed consolidated financial statements

FARMHOUSE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024

REVENUES
Revenues	$-	$-	$-	$4,154
Costs of revenues	-	-	-	(1,874)
Gross margin	-	-	-	2,280
OPERATING EXPENSES
General and administrative	67,013	67,604	198,017	219,474
Professional fees	27,646	25,220	104,994	104,262
Total operating expenses	94,659	92,824	303,011	323,736

LOSS FROM OPERATIONS	(94,659)	(92,824)	(303,011)	(321,456)

OTHER INCOME (EXPENSE):
Gain on extinguishment of debt	-	-	174,935	-
Interest expense	(16,309)	(14,369)	(46,778)	(40,927)
Total other income (expense)	(16,309)	(14,369)	128,157	(40,927)

NET LOSS	$(110,968)	$(107,193)	$(174,854)	$(362,383)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.01)	$(0.01)	$(0.01)	$(0.02)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	18,256,385	17,902,254	18,037,305	17,517,847

The accompanying notes are an integral part of these condensed consolidated financial statements

CONSENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the nine months ended September 30, 2025
(unaudited)

	Common Stock			Accumulated
	Shares	Par Value	Paid-in Capital	Deficit	Total

Balance at December 31, 2024	17,925,950	$1,793	$4,425,468	$(6,769,831)	$(2,342,570)

Stock-based compensation on RSA's vested	-	-	3,145	-	3,145
Net income	-	-	-	68,288	68,288
Balance at March 31, 2025	17,925,950	1,793	4,428,613	(6,701,543)	(2,271,137)

Stock-based compensation on RSA's vested	-	-	3,145	-	3,145
Net loss	-	-	-	(132,174)	(132,174)
Balance at June 30, 2025	17,925,950	1,793	4,431,758	(6,833,717)	(2,400,166)

Restricted Stock Award	400,000	40	(40)	-	-
Stock-based compensation on RSA's vested	-	-	7,625	-	7,625
Net loss	-	-	-	(110,968)	(110,968)
Balance at September 30, 2025	18,325,950	$1,833	$4,439,343	$(6,944,685)	$(2,503,509)

The accompanying notes are an integral part of these condensed consolidated financial statements

CONSENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the nine months ended September 30, 2024
(unaudited)

	Common Stock			Accumulated
	Shares	Par Value	Paid-in Capital	Deficit	Total

Balance at December 31, 2023	17,325,950	$1,733	$4,325,474	$(6,305,488)	$(1,978,281)

Stock-based compensation on RSA's vested	-	-	15,875	-	15,875
Net loss	-	-	-	(116,071)	(116,071)
Balance at March 31, 2024	17,325,950	1,733	4,341,349	(6,421,559)	(2,078,477)

Common stock sold for cash	62,500	6	24,994	-	25,000
Common stock issued for Restricted Stock Awards	340,000	34	(34)	-	-
Stock-based compensation on RSA's vested	-	-	19,915	-	19,915
Net loss	-	-	-	(139,119)	(139,119)
Balance at June 30, 2024	17,728,450	1,773	4,386,224	(6,560,678)	(2,172,681)

Common stock issued for Restricted Stock Awards	10,000	1	(1)	-	-
Deposit on Investment	187,500	19	26,156	-	26,175
Stock-based compensation on RSA's vested	-	-	5,895	-	5,895
Net loss	-	-	-	(107,193)	(107,193)
Balance at September 30, 2024	17,925,950	$1,793	$4,418,274	$(6,667,871)	$(2,247,804)

The accompanying notes are an integral part of these condensed consolidated financial statements

FARMHOUSE, INC. AND SUBSIDIARY
CONSENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the nine months ended September 30,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(174,854)	$(362,383)

Adjustments to reconcile net income (loss) to net cash used by operating activities:
Gain on extinguishment of debt	(174,935)	-
Stock-based compensation on RSA's vested	13,915	41,685
Changes in operating assets and liabilities:
Accounts receivable	-	4,170
Prepaid expenses	4,200	(4,410)
Accounts payable	(23,089)	6,773
Accrued legal fees	9,375	28,541
Accrued payroll and payroll taxes	138,108	138,108
Accrued liabilities	(436)	3,876
Accrued liabilities related party	36,000	36,000
Accrued interest payable	35,566	12,265
Accrued interest payable related party	1,837	121
Net cash used in operating activities	(134,313)	(95,254)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	25,000
Proceeds from borrowings on note payable	-	35,567
Proceeds from borrowings on note payable	-	4,500
Proceeds from issuance of convertible notes payable	120,000	-
Proceeds from issuance of convertible notes payable - related party	25,000	-
Proceeds from related party loans and advances	13,474	30,187
Repayment of related party loans and advances	(20,678)	-
Net cash provided by financing activities	137,796	94,754

NET CHANGE IN CASH	3,483	-
CASH AT BEGINNING OF PERIOD	413	-
CASH AT END OF PERIOD	$3,896	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accounts payable exchanged for convertible note payable	$8,270	$-
Accrued legal fees exchanged for convertible note payable	$250,000	$-
Accrued liabilities exchanged for convertible note payable	$26,000	$-
Note payable exchanged for convertible note payable	$17,167	$-
Accrued interest exchanged for convertible note payable	$2,663	$-
Repayment of related party short-term advances with credit card	$4,568	$1,167
Deposit on Investment	$-	$26,175

The accompanying notes are an integral part of these condensed consolidated financial statements

FARMHOUSE, INC. AND SUBSIDIARIES

NOTES TO QUARTERLY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2025

(Unaudited)

NOTE 1 – ORGANIZATION AND OPERATIONS

Farmhouse, Inc. (the “Company”) was incorporated in the State of Nevada and is engaged in technology development and brand management activities. The Company operates through its wholly owned subsidiaries, including Farmhouse Washington, Farmhouse DTLA, Inc., and Farmhouse Treasury, LLC, and holds a portfolio of intellectual property assets consisting primarily of internet domain names and trademarks. The Company’s current strategic focus is to identify and complete acquisitions that enhance long-term shareholder value and to reposition the Company toward opportunities in the digital asset and blockchain sectors.

Share Exchange Agreement with Thrown, LLC

On September 10, 2024, the Company entered into a Share Exchange Agreement (“SEA”) with Thrown, LLC (“Thrown”) and its members. Thrown is a beverage company and its initial product is Good Game by T-Pain, a nootropic esports beverage packaged in 2-ounce servings. Under the SEA, the Company will acquire all the membership interests of Thrown in exchange for 5,130,000 newly issued shares of common stock. As of the date of this report, the transaction has not closed, and discussions with Thrown management are ongoing. See Note 3.

Proposed Acquisition of Ledgewood Holdings, LLC

On June 9, 2025, the Company entered into a non-binding term sheet with Ledgewood Holdings, LLC (“Ledgewood”), a multi-unit franchise operator with approximately $31 million in trailing twelve-month revenue. The term sheet contemplated the acquisition of Ledgewood by the Company through the issuance of up to 31,000,000 shares of the Company’s common stock. The term sheet was non-binding and subject to the execution of definitive agreements.

In October 2025, following a review of the Company’s strategic priorities, the Board of Directors determined not to pursue the proposed acquisition in order to focus management and resources on the Company’s developing Digital Asset Treasury (“DAT”) business initiatives. As a result, discussions with Ledgewood have been discontinued, and the Company does not anticipate proceeding with a transaction under the June 9, 2025 term sheet.

Formation of Farmhouse Treasury LLC (“FT”) and Digital Asset Treasury Initiative

On September 19, 2025, the Company organized Farmhouse Treasury LLC, a wholly owned Nevada limited-liability company (“FT”), to pursue the Company’s DAT business initiative. FT was formed under the laws of the State of Nevada and is a manager-managed entity with the CEO and CTO serving as Managers and the Company as the sole Member.

FT was established to develop and oversee the Company’s digital asset strategy, including the management of treasury operations, custody solutions, and capital allocation in digital assets such as Bitcoin and Ethereum. This initiative is intended to position the Company to participate in the emerging digital asset market while implementing robust governance, reporting, and compliance controls consistent with public-company standards.

FT will operate as a wholly owned subsidiary and will be consolidated in the Company’s financial statements. At formation, no capital was contributed and no digital assets were acquired. Accordingly, there was no immediate impact on the Company’s consolidated financial position or results of operations for the three and nine months ended September 30, 2025. The Company expects that future activity within FT may include the purchase and custody of digital assets to support its treasury management objectives.

Potential Crypto Treasury Strategy

In addition to pursuing strategic acquisitions such as those previously disclosed with Thrown, LLC, management continues to evaluate potential treasury and capital management strategies involving digital assets, including Bitcoin. Discussions with Ledgewood Holdings, LLC have been terminated, and no further obligations or negotiations remain outstanding.

The formation of FT (discussed previously) provides a dedicated vehicle to explore, structure, and, if appropriate, implement such digital asset initiatives under a controlled and transparent framework. FT has engaged in preliminary discussions with multiple parties, including cryptocurrency financing and investment platforms, regarding possible structures to implement such a strategy. These discussions remain exploratory in nature, and no binding agreements or definitive plans have been reached. There can be no assurance that any such strategy will be pursued or implemented, or that it will generate the anticipated benefits.

Going Concern and Management Plans

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the nine months ended September 30, 2025, the Company incurred a loss from operations of $303,011 and had a stockholders’ deficit of $2,503,509. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued.

Management intends to address this uncertainty through continued financing from officer loans, third-party borrowings, and equity sales. While no assurance can be given, management believes these sources will provide sufficient liquidity to support operations in the near term.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the Company’s unaudited interim condensed consolidated financial statements. These accounting policies conform to Generally Accepted Accounting Principles (“GAAP”) in the United States and have been consistently applied in the preparation of these unaudited interim condensed consolidated financial statements.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as issued by the Financial Accounting Standards Board (“FASB”), and the rules of the SEC applicable to interim financial reporting. They do not include all of the information and footnotes required for complete annual financial statements and should be read in conjunction with the

Company’s 2024 Form 10-K. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. References to the “ASC” refer to the Accounting Standards Codification established by FASB.

Principals of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Farmhouse Washington, Farmhouse DTLA, Inc., and Farmhouse Treasury, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. Significant estimates include, but are not limited to, the valuation of convertible debt and stock-based compensation, deferred tax assets and associated valuation allowances, and fair value measurements. Actual results could differ materially from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net income or stockholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in checking and savings accounts and highly liquid investments with original maturities of nine months or less at the time of purchase. The Company had no cash equivalents as of September 30, 2025 or December 31, 2024.

Fair Value of Financial Instruments

The Company follows ASC 820, Fair Value Measurements, for assets and liabilities measured at fair value on a recurring or nonrecurring basis. Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between market participants. The three-tier hierarchy prioritizes inputs used in valuation techniques: Level 1 (quoted prices in active markets), Level 2 (observable inputs other than quoted prices), and Level 3 (unobservable inputs). The Company’s financial instruments, including cash, accounts payable, and notes payable, are recorded at cost, which approximates fair value due to their short-term maturities.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, by evaluating contracts under the five-step model: (1) identify the contract, (2) identify the performance obligations, (3) determine the transaction price, (4) allocate the transaction price, and (5) recognize revenue as performance obligations are satisfied.

The Company generated no revenue for the nine months ended September 30, 2025. In prior periods, the Company generated immaterial revenue from license fees under NFT licensing agreements. The Company’s performance obligation was met when the licensee was granted access to the NFTs. As discussed in Note 1, the Company does not expect to generate future revenue from these agreements.

Related Party Transactions

The Company accounts for related party transactions in accordance with ASC 850, Related Party Disclosures. Transactions with related parties are identified and evaluated for appropriate disclosure and accounting. See Note 6.

Commitments and Contingencies

The Company evaluates commitments and contingencies in accordance with ASC 450, Contingencies. Liabilities are accrued when the loss is probable and reasonably estimable. Legal costs are expensed as incurred. See Note 10.

Segment Reporting

In accordance with ASC 280, Segment Reporting, the Company operates in a single reportable segment. The Chief Financial Officer is the Chief Operating Decision Maker. The CODM reviews financial performance based on consolidated operating results, including revenue, gross profit, and net loss. No disaggregated operating results are regularly reviewed below the consolidated level, and no discrete segment-level information is maintained. To date the Company has generated all revenues from third parties located in the United States and all of the Company’s assets are located in the United States.

Net Income (Loss) per Common Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share include the effect of potentially dilutive securities such as stock options and convertible instruments but are excluded when the effect would be anti-dilutive. As of September 30, 2025 and 2024 the Company had convertible notes outstanding, however, certain events that would trigger, or allow for, conversion had not yet occurred; therefore as of those dates the Company had no potentially dilutive securities.

Stock-Based Compensation

The Company accounts for stock-based awards in accordance with ASC 718, Compensation – Stock Compensation. Equity awards, including restricted stock awards (“RSAs”), are measured at fair value on the grant date and expensed over the requisite service period. The fair value of RSAs is based on the closing price of the Company’s common stock on the date of grant. Stock option valuation, when applicable, is based on the Black-Scholes option pricing model. See Note 9.

Subsequent Events

The Company evaluates subsequent events in accordance with ASC 855, Subsequent Events. The Company assesses events occurring after the balance sheet date but before the financial statements are issued to determine whether such events should be recognized in the financial statements or disclosed in the notes. See Note 11.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40):

Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. The Company is currently evaluating the impact of this standard. The Company has also evaluated all other recently issued accounting pronouncements and does not expect any to have a material impact on its unaudited interim condensed consolidated financial statements or related disclosures.

NOTE 3 – DEPOSIT ON INVESTMENT

As discussed in Note 1, the Company entered into a Share Exchange Agreement with Thrown, LLC and its members for a proposed acquisition of all membership interests of Thrown, a beverage company whose initial product is Good Game by T-Pain, a nootropic functional esports beverage. Pursuant to the SEA, the Company issued 187,500 shares to Thrown as an equity deposit at an agreed value of $75,000. The fair market value of the stock on the issuance date, based on the closing price on the OTCQB market, was $0.1396 per share, or approximately $26,175.

Because the closing conditions had not been satisfied as of September 30, 2025, control of Thrown had not transferred under ASC 805. Therefore, the Company recorded the fair value of the shares issued as a Deposit for Investment. This deposit represents an advance made in anticipation of completing the acquisition. As of the date of this report, the transaction had not closed and discussions with Thrown management regarding closing conditions remain ongoing. If the transaction does not close, the shares will be treated as a break-up fee and charged to expense.

NOTE 4 – CONVERTIBLE NOTES PAYABLE, IN DEFAULT

Convertible notes payable is comprised of a promissory note issued to an unrelated individual with a principal amount of $45,000 as of September 30, 2025 and December 31, 2024. Principal and accrued interest were originally due in July 2018, and the note is currently in default. The note bears interest at a rate of 18% per annum, accrues monthly, and is unsecured.

The note, together with all unpaid accrued interest, is automatically convertible in full upon the closing of a qualified financing. A qualified financing is defined as an equity financing resulting in gross proceeds to the Company of at least $750,000 (including the conversion of this note and other debt). Upon a qualified financing, the conversion price would be equal to 100% of the per share price paid by investors in the financing, subject to the following valuation adjustments: (i) if the Company’s valuation associated with the qualified financing is less than $15,000,000, the conversion price shall be based on a $15,000,000 valuation; and (ii) if the valuation exceeds $30,000,000, the conversion price shall be based on a $30,000,000 valuation.

Interest expense related to the convertible note was $6,058 and $6,082 for the nine months ended September 30, 2025 and 2024, respectively, and $2,042 for each of the three months ended September 30, 2025 and 2024, respectively. Accrued interest was $66,575 and $60,517 as of September 30, 2025 and December 31, 2024, respectively.

NOTE 5 – NOTES PAYABLE

Notes payable is comprised of the following:

	September 30, 2025	December 31, 2024
Loan agreement with an unaffiliated individual, interest at 6% per annum, due December 16, 2021. In default.	$50,000	$50,000
Note payable to unaffiliated individual, interest at 20% per annum, due October 26, 2024. In default.	5,000	5,000
Note payable to unaffiliated individual, interest at 20% per annum, due October 26, 2024. In default.	5,000	5,000
Note payable to unaffiliated individual, interest at 12% per annum, due January 2, 2025. (1)	-	11,667
Note payable to unaffiliated individual, interest at 20% per annum, due February 9, 2025. (1)	-	5,500
Note payable to unaffiliated individual, interest at 20% per annum, due March 30, 2025. In default	8,400	8,400
Total Notes Payable	$68,400	$85,567

(1)Note payable converted into a Series 2025 Note. See Note 7.

In 2021, the Company entered into a loan agreement with an unaffiliated individual (the “Lender”) for borrowings up to $75,000 and received a first advance of $50,000. Borrowings under this loan are senior in priority to any other indebtedness of the Company. The Company’s Chief Executive Officer personally and unconditionally guaranteed repayment of the loan. As of the date of this report, the note remains unpaid and is in default.

Except for the $50,000 note discussed in the paragraph above, each of the notes to unaffiliated individuals bear interest at the stated annual rate, calculated based on the actual number of days elapsed over a 365-day year. All notes are unsecured and provide for acceleration of payment upon the occurrence of customary events of default, including non-payment, insolvency, bankruptcy, or a change of control of the Company. The notes have not been registered under the Securities Act of 1933, as amended, and the holders have represented that they are acquiring the notes for investment purposes only and not with a view to distribution.

On March 31, 2025, two notes in the principal amounts of $11,667 and $5,500 together with accrued interest of $1,733 and $705, respectively, were converted into new series 2025 10% Mandatorily Convertible Notes. See Note 7.

Interest expense on notes payable was $6,302 and $3,257 for the nine months ended September 30, 2025 and 2024, respectively, and $1,684 and $2,123 for the three months ended September 30, 2025 and 2024, respectively. Accrued interest was $17,433 and $13,569 as of September 30, 2025 and December 31, 2024, respectively.

NOTE 6 – DUE TO RELATED PARTIES

Due to related parties is comprised of the following:

	September 30, 2025	December 31, 2024
Loans from Company officers	$57,777	$69,549
Accrued liability to contracted CFO	254,000	218,000
Note Payable to Officer, in default	4,500	4,500
Accrued interest on related party notes	2,185	348
Total due to related parties – current	318,462	292,397

Convertible note payable to related party – long term (see Note 7)	25,000	-
Total due to related parties – long-term	25,000	-
Total due to related parties	$343,462	$292,397

As of September 30, 2025 and December 31, 2024, loans from Company officers totaled $57,777 and $69,549, respectively. These amounts represent cash advances made by Company officers to fund operating expenses and direct payments made by Company officers on behalf of the Company. All amounts due to related parties are non-interest bearing and unsecured. For the nine months ended September 30, 2025, Company officers advanced a total of $13,474 to the Company and were repaid $20,678 in cash and $4,568 through personal charges to the Company’s credit card. For the nine months ended September 30, 2024, Company officers advanced $30,187 and were repaid $1,167 through personal charges to the Company’s credit card.

The Company’s Chief Financial Officer is engaged under a consulting arrangement and is not a W-2 employee. The Company recognized $36,000 in compensation expense for the nine months ended September 30, 2025 and 2024 and $12,000 in compensation expense for the three months ended September 30, 2025 and 2024. As of September 30, 2025 and December 31, 2024, accrued but unpaid fees totaled $254,000 and $218,000, respectively, for services provided since 2021.

On August 12, 2024, the Company entered into an unsecured promissory note with the Company’s Chief Executive Officer in the principal amount of $4,500. The note bears interest at a rate of 20% per annum, calculated based on the actual number of days elapsed over a 365-day year. All unpaid principal and accrued but unpaid interest was due and payable in full on February 12, 2025. The note provides for acceleration of payment upon the occurrence of customary events of default, including the Company’s failure to pay amounts due, insolvency, bankruptcy, or a change of control, as defined in the note. Because the note was issued to the Company’s Chief Executive Officer, it is classified as a related party transaction under applicable accounting standards. As of the date of this report, the note remains unpaid and is in default. Interest expense on this note was $673 and $121 for the nine months ended September 30, 2025 and 2024, respectively, and $227 and $121 for the three months ended September 30, 2025 and 2024, respectively.

On April 18, 2025, the Company issued a Series 2025 Note, as described in Note 7, for $25,000 cash to the spouse of a Company director. The note is due April 18, 2028. The note is considered a related party transaction but was issued on the same terms as those offered to unaffiliated investors and was executed on an arm’s length basis.

Interest expense on this note was $1,164 and zero for the nine months ended September 30, 2025 and 2024, respectively, and $651 and zero for the three months ended September 30, 2025 and 2024, respectively. Accrued interest on related party notes was $2,185 and $348 as of September 30, 2025 and December 31, 2024, respectively.

NOTE 7 – CONVERTIBLE NOTES PAYABLE – LONG-TERM

Convertible notes payable – long-term is comprised of the following:

	September 30, 2025	December 31, 2024
Series 2023 Notes
Note payable to unaffiliated individual, interest at 10% per annum, $25,000 due June 1, 2026 and $4,000 due September 30, 2026.	$29,000	$29,000
Note payable to unaffiliated individual, interest at 10% per annum, due October 2, 2026.	5,000	5,000
Series 2025 Notes		-
Note payable to unaffiliated individual, interest at 10% per annum, due February 24, 2028.	10,000	-
Note payable to unaffiliated individual, interest at 10% per annum, due March 18, 2028.	61,000	-
Note payable to unaffiliated individual, interest at 10% per annum, due March 31, 2028.	6,200	-
Note payable to unaffiliated individual, interest at 10% per annum, due March 31, 2028.	13,400	-
Note payable to unaffiliated individual, interest at 10% per annum, due March 31, 2028.	250,000	-
Note payable to unaffiliated individual, interest at 10% per annum, due March 31, 2028.	8,500	-
Note payable to unaffiliated individual, interest at 10% per annum, due April 16, 2028.	25,000	-
Note payable to unaffiliated individual, interest at 10% per annum, due April 21, 2028.	12,500	-
Note payable to unaffiliated individual, interest at 10% per annum, due April 28, 2028.	12,500	-
Note payable to unaffiliated individual, interest at 10% per annum, due June 23, 2028.	10,000	-
Note payable to unaffiliated individual, interest at 10% per annum, due August 15, 2028.	15,000	-
Total Convertible Notes Payable – Long-term	$458,100	$34,000

The Series 2023 Notes

In May 2023, the Board of Directors authorized an offering of up to $1,000,000 of mandatorily convertible notes, designated as Series 2023 10% Mandatorily Convertible Notes (the “Series 2023 Notes”), to fund Web3 product development activities as well as sales, marketing, and administrative expenses. The Series 2023 Notes are mandatorily convertible 30 calendar days after the earliest to occur of: (i) the Company’s common stock achieving a closing price greater than $1.00 for ten consecutive trading days (a “Market Forced Conversion”), or (ii) the Company completing an offering of common stock resulting in gross proceeds of at least $1,000,000 (an “Offering Forced Conversion”). Upon conversion, the Series 2023 Notes will automatically convert into shares of common stock at a conversion price equal to 75.8% of: (i) the closing price of the Company’s common stock on the tenth trading day for a Market Forced Conversion, or (ii) the offering price of the Company’s common stock for an Offering Forced Conversion.

The number of shares issuable upon conversion is determined by adding the principal amount of the Series 2023 Notes, accrued and unpaid interest, and any applicable default interest, and dividing by the applicable conversion price. The conversion price is subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company, combinations, recapitalizations, reclassifications, extraordinary distributions, and similar events. Assuming the Series 2023 Notes are not mandatorily converted as discussed above, maturity will be in the fiscal year ended December 31, 2026.

Interest expense related to the Series 2023 Notes was $2,551 and $2,564 for the nine months ended September 30, 2025 and 2024, respectively, and $857 and $861 for the three months ended September 30, 2025 and 2024. Accrued interest on the Series 2023 Notes was $7,692 and $5,141 as of September 30, 2025 and December 31, 2024, respectively.

The Series 2025 Notes

For the nine months ended September 30, 2025, the Company raised additional funding under the aforementioned offering. These new notes are designated as Series 2025 10% Mandatorily Convertible Notes (the “Series 2025 Notes”). The Series 2025 Notes are identical in all respects to the Series 2023 Notes except they convert at 50% of the offering price, or if the Company’s common stock trades at or above $1.00 per share ($0.50 per share for the March 18 Note) for ten consecutive trading days, in which case they convert at 50% of the closing price on the tenth day. Proceeds from the Series 2025 Notes are being used for general corporate purposes.

On March 18, 2025, the Company issued a Series 2025 Note in the principal amount of $61,000 to an individual investor. The principal amount includes $26,000 of previously accrued liabilities for services rendered, which was exchanged in accordance with a liability conversion agreement executed on the same date. The remaining $35,000 represents new cash proceeds received by the Company. Upon execution of the Series 2025 Note, the previously recorded liability was extinguished and reclassified as part of the convertible debt obligation.

On April 25, 2025, the Board approved the exchange of certain outstanding liabilities into Series 2025 Notes, effective as of March 31, 2025. These include the following:

•A promissory note with a principal and accrued interest balance of $6,205, was exchanged for a new Series 2025 Note in the face amount of $6,200. The Company recorded a gain on extinguishment of debt of $5 for the nine months ended September 30, 2025 upon the exchange.

•Outstanding accrued legal fees and finance charges totaling $424,930 were exchanged for a new Series 2025 Note in the face amount of $250,000. The Company recorded a gain on extinguishment of debt of $174,930 for the nine months ended September 30, 2025 upon the exchange.

•An outstanding and overdue accounts payable of $8,270 and accrued interest of $230 was exchanged for a new Series 2025 Note in the face amount of $8,500.

•A promissory note with a principal balance of $11,667 and accrued interest balance of $1,733, was exchanged for a new Series 2025 Note in the face amount of $13,400.

The following Series 2025 Notes were issued for cash during the nine months ended September 30, 2025

•$10,000 issued to an unrelated individual on February 24, 2025.

•$25,000 issued to an unrelated individual on April 16, 2025.

•$12,500 issued to an unrelated individual on April 21, 2025.

•$12,500 issued to an unrelated individual on April 28, 2025.

•$10,000 issued to an unrelated individual on June 23, 2025.

•$15,000 issued to an unrelated individual on August 15, 2025.

Interest expense related to the Series 2025 Notes was $20,424 for the nine months ended September 30, 2025 and $10,849 for the three months ended September 30, 2025. Accrued interest on the Series 2025 Notes was $20,424 and zero as of September 30, 2025 and December 31, 2024, respectively.

NOTE 8 – STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 295,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The Board of Directors has the authority, in its sole discretion, to establish series of preferred stock and to fix the par value, dividend rates, designations, preferences, privileges, and restrictions of each series. No shares of preferred stock were issued or outstanding as of September 30, 2025 or December 31, 2024.

As of September 30, 2025, the Company had not reserved any shares of common stock for future issuance. While the Company is required to reserve shares to satisfy potential conversions of its outstanding convertible note payable (see Note 4) and Series 2023 and Series 2025 Notes (see Note 8), those instruments were not convertible as of September 30, 2025. The number of shares issuable upon conversion is not currently determinable and will depend on future events, including pricing triggers specified in the respective agreements.

Common stock transactions for the nine months ended September 30, 2025 were as follows:

•On July 16, 2025, the Board granted an RSA of 400,000 shares of common stock under the 2021 Omnibus Incentive Plan (“2021 OIP”). See Note 9.

As a result of this issuance, the Company had 18,325,950 shares of common stock outstanding as of September 30, 2025.

Common stock transactions for the nine months ended September 30, 2024 were as follows:

•On May 17, 2024, the Board granted RSAs totaling 340,000 shares of common stock under the 2021 OIP.

•On May 28, 2024, the Company issued 62,500 shares of common stock to an unrelated third party in connection with a Subscription Agreement priced at $0.40 per share for cash proceeds of $25,000.

•On September 6, 2024, the Board granted an RSA of 10,000 shares of common stock under the 2021 OIP. See Note 10.

•On July 6, 2024, the Company issued 187,500 shares to Thrown, which were valued at $26,175, measured at the closing price of the Company’s common stock on the OTCQB market on the date of issuance. See Note 3.

As a result of this issuance, the Company had 17,925,950 shares of common stock outstanding as of September 30, 2024.

NOTE 9 – STOCK-BASED COMPENSATION AND RESTRICTED STOCK AWARDS

In May 2021, the Board of Directors approved the Farmhouse, Inc. 2021 Omnibus Incentive Plan (“2021 OIP”), permitting the issuance of up to 3,000,000 shares of common stock through awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards, and cash-based awards. The 2021 OIP was ratified by stockholders holding a majority of the Company’s outstanding shares.

Stock Options

Options granted under the 2021 OIP may be either incentive stock options, as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of options must not be less than 100% of the fair market value of the Company’s common stock on the date of grant (110% for holders of more than 10% of the voting stock). Options become exercisable as determined by the Board of Directors and expire no later than ten years from the date of grant (five years for optionees owning more than 10% of voting stock).

No stock options or other equity instruments were granted during the periods presented.

Restricted Stock Awards (“RSA”)

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation, recognizing expense based on the grant-date fair value of awards over the requisite service period. All awards were in the form of RSAs granted under the 2021 OIP. RSAs are issued at fair market value on the grant date and typically vest in monthly or quarterly installments, subject to continued service. Stock-based compensation for RSAs is recognized on a straight-line basis over the vesting period.

The following table summarizes RSA activity for the periods presented:

	Number of RSAs	Weighted Average Grant Date Fair Value
Balance as of January 1, 2025	220,000	$0.076
Awarded	400,000	$0.011
Vested	527,500	$0.026
Forfeited	-	$-
Balance as of September 30, 2025	92,500	$0.079

On July 16, 2025, the Board granted an RSA of 400,000 shares of common stock to Lang Financial Services, Inc. (“LFSI”), an entity controlled by the Company’s Chief Financial Officer. The shares were fully vested at the time of issuance.

Stock-based compensation expense was $13,915 and $41,685 for the nine months ended September 30, 2025 and 2024, respectively, and $7,625 and $5,895 for the three months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, the Company had $7,345 of unrecognized compensation expense related to non-vested RSAs, which is expected to be recognized over a weighted-average remaining period of approximately 0.7 years. Expense recognition is expected to be $3,145 for the remainder of 2025 and $4,200 in 2026.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in legal proceedings, claims, or regulatory matters. Management evaluates potential liabilities in consultation with legal counsel and currently does not believe that any existing matters will have a material adverse effect on its financial position or results of operations. The Company also has indemnification agreements with its officers and directors that provide for uncapped indemnity, although the Company believes the likelihood of material payments is remote.

NOTE 11 – SUBSEQUENT EVENTS

As of the date of this report, there were no subsequent events requiring adjustment or additional disclosure in the consolidated financial statements, except as noted below or disclosed elsewhere herein.

Series 2025 Notes

As discussed in Note 7, the Company authorized the issuance of new Series 2025 Notes under its existing Convertible Promissory Note Offering. Subsequent to September 30, 2025, the Company issued a $10,000 Series 2025 Note to an unrelated individual investor.

GHS Equity Financing Agreement

On November 4, 2025, the Company entered into an Equity Financing Agreement with GHS Investments LLC, a Nevada limited liability company (“GHS”), providing the Company with an equity line of credit of up to $20.0 million over a 24-month term following the effective date of aregistration statement to be filed with the U.S. Securities and Exchange Commission (“SEC”) (the “GHS Agreement”).

Under the GHS Agreement, and subject to the effectiveness of a registration statement on Form S-1 (the “S-1”), the Company may, from time to time at its discretion, deliver Put Notices directing GHS to purchase shares of the Company’s common stock for aggregate gross proceeds not to exceed the $20.0 million commitment. Each individual draw (“Put”) may range from $10,000 to $500,000 and may not exceed 200% of the average daily trading dollar volume for the ten (10) trading days preceding the Put Notice Date. A minimum of 10 trading days must elapse between successive Puts, and GHS’s ownership may not exceed 4.99% of the Company’s outstanding common shares at any time.

The purchase price for each Put will equal the lower of (i) 95% of the lowest VWAP during the five-day pricing period following delivery of a Put Notice or (ii) 100% of the lowest intraday trading price during that same period. Settlement occurs on the trading day immediately following the pricing period, at which time GHS wires funds to the Company’s designated account, net of clearing fees (not to exceed 3%).

In connection with the execution of the Agreement, the Company issued to GHS 500,000 restricted shares of common stock as Commitment Shares, representing an equity incentive earned upon issuance. The Commitment Shares will be included for resale in the S-1 to be filed with the SEC. The Company also agreed to deposit $10,000 with GHS’s legal counsel at the first closing to offset transaction costs.

The GHS Agreement will terminate upon the earlier of (i) the aggregate purchase of $20.0 million in common stock, or (ii) the passage of twenty-four (24) months from execution. Either party may suspend or terminate the Agreement upon customary events of default, including trading suspension, registration lapse, insolvency, or material breach.

The Company expects to use proceeds from future equity draws, if any, for general working capital and strategic initiatives. No funds had been drawn under the facility as of the date these financial statements were issued.

New Convertible Note Financing

On November 7, 2025, the Company entered into a Convertible Promissory Note (the “Note”) with a private accredited investor for gross proceeds of $50,000. The Note carries a 10% original issue discount, resulting in a principal balance of $55,555, bears interest at 15% per annum, and matures 10 months from the issuance date. The Note is unsecured and is convertible, at the election of the investor beginning 180 days after issuance, into shares of the Company’s common stock at a conversion price equal to 75% of the 20-day volume-weighted average price, but not less than $0.15 per share.

In connection with the financing, the Company issued 100,000 shares of its common stock to the investor as additional consideration. The shares were issued upon funding and are fully earned and not subject to future performance conditions.

The Company has the right to prepay the Note at 110% of outstanding principal and accrued interest if repaid within 180 days of issuance, or 120% thereafter. In the event of a change of control prior to maturity, the Note becomes immediately due at 120% of the outstanding balance unless the investor elects to convert.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the SEC on October 9, 2020)
3.2	Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the SEC on October 9, 2020)
3.2	Bylaws (incorporated by reference to Exhibit 3.6 to the Company’s Form S-1 filed with the SEC on October 9, 2020)
5.1	Opinion of Kline Law Group PC
10.1

Equity Financing Agreement with GHS Investments, LLC dated November 5, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2025

10.2	Farmhouse Treasury LLC Certificate of Formation
10.3	Farmhouse Treasury LLC Operating Agreement
21.1	Subsidiaries of the Registrant
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table